Exhibit 10.3
CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
DISTRIBUTION AND LICENSE AGREEMENT
     This DISTRIBUTION AND LICENSE AGREEMENT (this “Agreement”) is made as of September 3, 2010 (the “Effective Date”), by and among VeroScience, LLC, a Delaware limited liability company (“VeroScience”), S2 Therapeutics, Inc. f/k/a Wythe Therapeutics, Inc., a Tennessee corporation (“S2”), and Santarus, Inc., a Delaware corporation (“Santarus”). Each of VeroScience, S2 and Santarus is referred to herein individually as a “party” and collectively as the “parties.”
     WHEREAS, VeroScience has developed the Product, is the owner of the NDA and the Product Trademarks, and owns or Controls the intellectual property used in making, having made, using, selling and importing the Product, subject to the terms and conditions of the S2/Vero Agreement;
     WHEREAS, VeroScience previously granted to S2 the exclusive rights to market and distribute the Product in the Territory, pursuant to the terms and conditions of the S2/Vero Agreement; and
     WHEREAS, VeroScience and S2 desire to grant and exclusively license or sublicense, as applicable, to Santarus rights to manufacture, market and distribute the Product in the Territory, and Santarus desires to manufacture, market and distribute the Product in the Territory, all in accordance with the terms and conditions contained herein.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the parties hereto intending to be legally bound hereby agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement, the following terms shall have the following meanings:
     1.1 “Act” means the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. 301, et. seq., as it may be amended from time to time, and the regulations promulgated thereunder.
     1.2 “Additional Product(s)” shall have the meaning set forth in Section 2.5(b).
     1.3 “Advance” has the meaning set forth in Section 7.1(a).
     1.4 “Adverse Drug Experience” means any “adverse drug experience” as defined or contemplated by 21 C.F.R. 314.80 or 312.32, associated with the Product.
     1.5 “Adverse Drug Experience Report” means any oral, written or electronic report of any Adverse Drug Experience transmitted to any Person.

     1.6 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
     1.7 “Agreement” has the meaning set forth in the preamble to this Agreement.
     1.8 “Agreement Month” means each calendar month during the Term (including any partial calendar month in the case of the first and last calendar months of the Term).
     1.9 “Agreement Quarter” means the Initial Agreement Quarter, each successive period of three months during the Term after the Initial Agreement Quarter and the Final Agreement Quarter.
     1.10 “Annual Plan” has the meaning set forth in Section 4.5.
     1.11 “cGMP” shall mean current “Good Manufacturing Practices” as such term is defined from time to time by the FDA or other relevant Governmental Authority having jurisdiction over the manufacture or sale of the Product pursuant to its regulations, guidelines or otherwise.
     1.12 “Co-Chairs” has the meaning set forth in Section 3.1(b).
     1.13 “COGS” means, for a particular period, Cost of Goods (as defined below) to manufacture Product for sale in the Territory. For purposes of this definition, “Cost of Goods” means Santarus’s costs of goods sold, calculated in accordance with Santarus’s standard accounting principles and GAAP, consistently applied, including labor and material cost, allocable depreciation and amortization, product quality assurance/control costs, allocable facilities costs (e.g., sewer, water, property taxes), insurance, costs actually paid to contract manufacturers (without mark-up) and other costs borne by Santarus for transport, customs and duty clearance and storage, in each case, to the extent permitted under GAAP and of Product manufactured for sale in the Territory. “Cost of Goods” shall exclude costs and charges related to or occasioned by (i) unused manufacturing capacity not reserved for the production of Product in the Territory; (ii) allocation of general corporate overhead; and (iii) license fees, royalties or other amounts paid or payable by S2 or VeroScience in connection with the sale of Product in the Territory pursuant to the Upstream Agreements or otherwise.
     1.14 “Commercialization”, “Commercializing” or “Commercialize” means activities directed to marketing, Promoting, offering to sell and/or selling the Product.
     1.15 “Commercially Reasonable Efforts” means, with respect to a party and a given pharmaceutical product, the efforts and resources which would be used (including the promptness in which such efforts and resources would be applied) by such party relating to a given activity or activities, consistent with its normal business practices, which is consistent with the general level of effort and resources in the pharmaceutical industry for such activity or activities, for a pharmaceutical product owned by it or to which it has similar rights, with similar product characteristics, which is of similar market potential at a similar stage in its development or product life, taking into account the proprietary position of the compound or product and the potential or actual profitability of the applicable product.
     1.16 “Confidentiality Agreements” means that certain Confidentiality Agreement, dated February 28, 2008 between Santarus and VeroScience and that certain Confidentiality Agreement dated June 30, 2009 between Santarus and S2.
     1.17 “Control” or “Controlled” means, with respect to patents, trade secrets, know-how or other intellectual property rights of any kind, the possession by a party of the ability to grant a license or sublicense of such rights without the payment of additional consideration, other than as set forth on Schedule 1.17, and without violating the terms of any agreement or arrangement between such party and any Third Party.
     1.18 “DDMAC” means the FDA’s Division of Drug Marketing, Advertising and Communications, or any successor Governmental Authority performing comparable functions in the Territory.
     1.19 “Details” means in-person, face-to-face sales presentations of the Product made by sales representatives, which presentations are for the purpose of promoting the sale of the Product.
     1.20 “Development” has the meaning set forth in Section 2.5(d).
     1.21 “Effective Date” has the meaning set forth in the preamble to this Agreement.
     1.22 “Enforcement Action” has the meaning set forth in Section 10.3(b).
     1.23 “Excluded Additional Product” has the meaning set forth in Section 2.5(b).
     1.24 “Executive Officers” means the Chief Executive Officers of Santarus, S2 and VeroScience (or, if there is no such officer of a particular party, its President) or any other executive officer designated by the Chief Executive Officer of Santarus, S2 or VeroScience, as applicable, or by such party.
     1.25 “FDA” means the United States Food and Drug Administration or any successor agency performing comparable functions in the Territory.
     1.26 “Field” has the meaning set forth in Section 2.4(b).
     1.27 “Final Agreement Quarter” means the period commencing on the first day following the last full Agreement Quarter during the Term and ending on the last day of the Term.

     1.28 “Force Majeure Event” has the meaning set forth in Section 15.7.
     1.29 “GAAP” has the meaning set forth in Section 7.2(c).
     1.30 “Generic Drug Act” has the meaning set forth in Section 9.1(j).
     1.31 “Generic Product” has the meaning set forth in Section 8.2(c).
     1.32 “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the parties contemplated by this Agreement.
     1.33 “Gross Margin” means, for a particular period, (A) Net Sales for such period minus (B) COGS for such period.
     1.34 “Included Additional Product” has the meaning set forth in Section 2.5(b).
     1.35 “Initial Agreement Quarter” means the period commencing on the Effective Date and ending on September 30, 2010.
     1.36 “Initial Fee” has the meaning set forth in Section 7.1(a).
     1.37 “JSC” has the meaning set forth in Section 3.1.
     1.38 “Launch Period” means the first six (6) Agreement Months following the Promotion Commencement Date.
     1.39 “Legal Requirements” means laws, rules and regulations of any Governmental Authority in the Territory, including, for clarity, all guidelines, policies and procedures referenced in Section 5.3 of this Agreement.
     1.40 “Listed Patents” has the meaning set forth in Section 9.1(f).
     1.41 “Manufacture” or “Manufacturing” means, with respect to the Product, process scale-up, validation, clinical and commercial manufacturing (including bulk manufacturing and finished pharmaceutical product manufacturing).
     1.42 “NDA” means any “new drug application” (as such term is used under the Act) filed or acquired by VeroScience or S2 and approved by the FDA with respect to the Product and all subsequent submissions, supplements and amendments thereto, including NDA No. 20,866 filed by VeroScience with the FDA on August 22, 1997 and approved by the FDA on May 5, 2009 (as such NDA may be amended or supplemented subsequent to the approval date); provided, that as used hereunder, “NDA” (including references to “NDA No. 20,866”) shall not include any NDA or submission approved by the FDA with respect to Additional Products unless otherwise agreed by the parties pursuant to Section 2.5(b).
     1.43 “Net Sales” means, with respect to a particular period, the amount invoiced and recognized as sales of the Product by Santarus, its Affiliates or its sublicensees to a Third Party in the Territory, less (i) all allowances for discounts, rebates and charge-backs, including wholesaler fees and prompt pay discounts, (ii) credits or allowances actually granted upon claims, rejections or returns of Product, (iii) freight, postage, shipping and insurance charges paid for delivery of Product when included in billing, and (iv) taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates and refunds, all as calculated in accordance with Santarus’ standard accounting principles and GAAP, consistently applied. “Net Sales” shall not include (i) sales or transfers to an Affiliate or sublicensee (but the sale or resale by such Affiliate or sublicensee shall be considered a sale), (ii) distribution of Samples or (iii) not-for-value transfers for clinical or compassionate use.
     1.44 “Order” means any award, decision, injunction, judgment, decree, order, ruling, or verdict entered, issued, made, or rendered by any Governmental Authority or by any arbitrator.
     1.45 “Paragraph IV Notice” has the meaning set forth in Section 10.3(a).
     1.46 “Patents” means all patents and patent applications heretofore or hereafter having legal force in any country together with any and all patents that have issued or in the future issue therefrom, including any and all divisionals, continuations, continuations-in-part, reexamination certificates, extensions, supplementary protection certificates, patents of addition, certificates of invention, utility model and design patents, substitutions, renewals, reissues or additions of or relating to any of the aforesaid patents and patent applications.
     1.47 “Patheon Agreement” means that certain Manufacturing Services Agreement, dated as of May 26, 2010, between S2 and Patheon, as amended from time to time. “Patheon” means Patheon Pharmaceuticals Inc. or any successor or assign.
     1.48 “PDMA” means the Prescription Drug Marketing Act, as amended, and the rules and regulations promulgated thereunder.
     1.49 “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.
     1.50 “Pliva” means PLIVA ISTRAŽIVANJE I RAZVOJ d.o.o. and its Affiliates.
     1.51 “Post-Approval Commitments” has the meaning set forth in Section 2.5(a).
     1.52 “Prescription Data” means data provided by a Third Party which measures prescriptions filled for Product in the Territory during a specified time period, from a source mutually agreed in writing by the parties (it being understood that each of IMS Health Incorporated and Wolters Kluwer is a source agreeable to the parties).
     1.53 “Product” means the pharmaceutical product formulation for human use containing bromocriptine mesylate as the sole active ingredient which is known as Cycloset, as of the Effective Date, as more particularly described in NDA No. 20,866 filed by VeroScience with the FDA on August 22, 1997 and approved by the FDA on May 5, 2009 (as such NDA has been or may be amended or supplemented), including the Product as it exists on the Effective Date with modifications to dosage strength, modifications of excipients exclusively for the treatment of type 2 diabetes, or conversion of dosage form, for instance, to a capsule or caplet, but not including any Additional Product, unless mutually agreed by the parties pursuant to Section 2.5(b).
     1.54 “Product Complaints” means any report concerning the quality, purity, quantity, weight, pharmacologic activity, labeling, identity or appearance of the Product.
     1.55 “Product Royalty” has the meaning set forth in Section 7.1(b).
     1.56 “Product Trademarks” means (a) the VeroScience and Cycloset trademarks as set forth on Schedule 1.56 , (b) the domain name “cycloset.com”, and (c) all related domain names and other trademark related rights.
     1.57 “Professional” means a physician or other health care practitioner who is permitted by law to prescribe Product.
     1.58 “Promote,” “Promoting,” “Promotional” and “Promotion” mean, with respect to the Product, any activities undertaken to encourage sales or use of such Product, including Details, product sampling, detail aids, drop-offs, coupons, discount cards, non-CME medical education, journal advertising, direct mail programs, direct-to-consumer advertising, convention exhibits and all other forms of marketing, advertising, public relations or promotion.
     1.59 “Promotion Commencement Date” means [***].
     1.60 “Promotional Materials” has the meaning set forth in Section 4.4.
     1.61 “Proprietary Information” means any proprietary or confidential information communicated from one party to another in connection with or relating to this Agreement or the Product, which is identified as confidential or proprietary, or which the other party knows or has reason to know is confidential or proprietary, including the Technology and financial, marketing, business, technical and scientific information or data (including the VeroScience Financials and S2 Financials) and information contained within the Annual Plan or other reports provided by Santarus to the other parties hereunder, whether communicated in writing, orally or electronically. Proprietary Information shall not include information that the receiving party can show through written documentation:
     (a) at the time of disclosure, is publicly known;

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     (b) after the time of disclosure, becomes part of the public domain without breach of an obligation of confidentiality with respect thereto;
     (c) is or was in the possession of the receiving party or any Affiliate thereof at the time of disclosure by the disclosing party and was not acquired directly or indirectly from the disclosing party or any Affiliate thereof or from any other Person under an agreement of confidentiality to the disclosing party or any Affiliate thereof; or
     (d) is or was developed by the receiving party or its Affiliates without use of or reference to another party’s Proprietary Information.
     1.62 “Regulatory Amounts” has the meaning set forth in Section 7.1(a)(iv).
     1.63 “Regulatory Approval” means any and all consents or other authorizations or approvals required from the FDA to market and sell the Product in the Territory.
     1.64 “Restricted Term” has the meaning set forth in Section 2.4(b).
     1.65 “Royalty True-Up” has the meaning set forth in Section 7.1(b).
     1.66 “S2” has the meaning set forth in the preamble to this Agreement.
     1.67 “S2 Co-Promotion Right” has the meaning set forth in Section 2.1(b).
     1.68 “S2 Financials” has the meaning set forth in Section 9.1(i).
     1.69 “S2/Vero Agreement” means that certain Exclusive License, Marketing, and Distribution Agreement between VeroScience and S2, dated March 23, 2006, as amended on April 5, 2006, May 10, 2006 and the Effective Date, and as further amended from time to time as permitted under this Agreement.
     1.70 “S2/Vero Amendment No. 3” means that certain Amendment No. 3 to Exclusive License, Marketing and Distribution Agreement between VeroScience and S2, dated the Effective Date.
     1.71 “Safety Stock” has the meaning set forth in Section 6.1(b).
     1.72 “Samples” has the meaning set forth in Section 6.4(a).
     1.73 “Santarus” has the meaning set forth in the Preamble to this Agreement.
     1.74 “Santarus Sales Force” means the field force of sales representatives employed or engaged by Santarus, including field-based sales force management such as regional and district sales managers.
     1.75 “Santarus Trademarks” means the trademarks set forth on Schedule 1.75, including the “Santarus” trademark and associated design and logo.

     1.76 “Serious Adverse Drug Experience” means any Adverse Drug Experience, including those subject to expedited reporting as defined in the regulations cited below, that is fatal or life-threatening, requires hospitalization or prolongation of existing hospitalization, results in persistent or significant disability or incapacity, is a congenital anomaly/birth defect, or is of comparable medical significance or any other event which would constitute a “serious” Adverse Drug Experience pursuant to the terms of 21 C.F.R. 314.80 or 312.32.
     1.77 “Serious Adverse Drug Experience Report” means any Adverse Drug Experience Report that involves a Serious Adverse Drug Experience.
     1.78 “Supplemental Patheon Agreements” has the meaning set forth in Section 9.1(m).
     1.79 “Supply Agreements” means (a) the Patheon Agreement and the Supplemental Patheon Agreements; and (b) any additional supply agreements, exclusively relating to the Product, entered into by Santarus following the Effective Date.
     1.80 “Technology” means all pharmacological, toxicological, preclinical, clinical, technical or other information, data and analysis and know-how relating to the registration, manufacture, packaging, use, marketing or sale of the Product and all proprietary rights relating thereto owned or Controlled by S2 or VeroScience or their respective Affiliates or to which S2 or VeroScience or their respective Affiliates has rights so as to be able to license or sublicense, as applicable.
     1.81 “Term” has the meaning set forth in Section 8.1.
     1.82 “Territory” means the United States, including its territories and possessions and Puerto Rico.
     1.83 “Third Party” means any Person other than Santarus, S2 or VeroScience or their respective Affiliates.
     1.84 “Third Party Rights Holders” means Ergo Research (Nevada) Corp., Ergo Science Corp., Ergo Texas Holdings Inc., Ergo Science Development Corp., Ergo Science Inc., Ergo Science Holdings, Inc., Pliva and the Board of Supervisors of Louisiana State University and Agricultural and Mechanical College, and each of their respective Affiliates and permitted successors and assigns.
     1.85 “Trade Forecast” means the Volume Forecast for trade demand, not including Samples.
     1.86 “United States Bankruptcy Code” means the U.S. Bankruptcy Code, 11 U.S.C. §§ 101, et seq.
     1.87 “Upstream Agreements” means (a) the S2/Vero Agreement; and (b) the agreements by and between VeroScience and each of the Third Party Rights Holders under which such Persons are entitled to any payment as a result of sales of the Product, as set forth on Schedule 1.87 hereto.
     1.88 “VeroScience” has the meaning set forth in the preamble to this Agreement.
     1.89 “VeroScience Financials” has the meaning set forth in Section 9.2(i).
     1.90 “VeroScience Information” means any and all know-how and information, trade secrets, pre-clinical and clinical development, including VeroScience’s Proprietary Information, and other technical information including any of the foregoing generated under or in connection with this Agreement or the S2/Vero Agreement (whether or not confidential, proprietary, patented or patentable), and all tangible embodiments of any of the foregoing in written, electronic or any other form, that are necessary or reasonably useful, in the ordinary course of business, for Manufacturing or Commercializing the Product that is owned, Controlled, used or held by VeroScience and associated trade secrets and other know-how, that in all cases are reasonably useful or are required for the Commercialization and Manufacture of the Product; provided, that VeroScience Information shall not include information that S2 or VeroScience are under an obligation to unrelated Third Parties not to disclose.
     1.91 “VeroScience IP” means the VeroScience Patents, the VeroScience Information and the Product Trademarks.
     1.92 “VeroScience Patents” means the Patents set forth on Schedule 1.92 and any other Patents owned, Controlled, used or held by VeroScience at any time during the Term that cover the composition of matter or method of manufacture or use of the Product.
     1.93 “Volume Forecast” means a non-binding forecast of the anticipated demand for trade Product for a [***] ([***])- month period, as delivered and updated in accordance with Article VI.
     1.94 “Websites” has the meaning set forth in Section 4.9.
ARTICLE II
GRANT OF RIGHTS; DEVELOPMENT
     2.1 Grant of Rights
     (a) During the Term, subject to the terms and conditions of this Agreement, S2 hereby grants to Santarus and its Affiliates and Santarus and its Affiliates hereby accept an exclusive (subject to Section 2.1(b)) sublicense and right to make, have made, use, have used, offer to sell, sell, have sold, import, have imported and to otherwise Commercialize, but not to Develop, except as set forth herein, the Product under the Product Trademarks under the VeroScience IP in the Field in the Territory, including the right to record sales for its own account. For the avoidance of doubt, the writing of a prescription by a Third Party in the Territory for the Product outside the Field in and of itself shall not constitute a breach of this Agreement by Santarus. Each of S2 and VeroScience agrees that neither of them nor their respective Affiliates shall have

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any right to Commercialize or Manufacture the Product in the Territory during the Term for sale, distribution or use in the Territory, except as set forth in this Section 2.1.
     (b) Notwithstanding Section 2.1(a), during the Term, subject to the terms and conditions of this Agreement, (i) S2 reserves for itself and its sublicensees or appointees the right to Promote the Product under the Product Trademarks in portions of the Territory where Santarus is not actively Promoting the Product using S2’s own sales representatives and at its sole cost and expense (the “S2 Co-Promotion Right”) and (ii) S2 reserves for itself and for VeroScience and for their sublicensees or appointees the right to make, have made, export, have exported and to otherwise Manufacture the Product under the VeroScience IP in the Territory, in each case, for Commercialization outside the Territory. S2 must provide Santarus with at least [***] ([***]) days prior written notice of its intent to exercise the S2 Co-Promotion Right and must reasonably coordinate its activities with Santarus (including using the Promotional Materials and sales force messaging that Santarus is using in its Commercialization efforts hereunder) so as not to materially and adversely impact Santarus’ Commercialization hereunder. Except as provided under this Section 2.1(b), to the extent permitted by Legal Requirements, neither S2 nor VeroScience shall, nor shall cause its Affiliates, sublicensees and distributors to, knowingly or intentionally sell the Product into the Territory, and should S2 or VeroScience become aware of any such Product diversion, such party shall, and shall cause its Affiliates, sublicensees or distributors to, as applicable, use Commercially Reasonable Efforts to stop such diversion. To the extent permitted by Legal Requirements, S2, VeroScience and/or their respective Affiliates shall include in agreements with sublicensees and distributors that sell the Product covenants from such sublicensees and distributors to not knowingly or intentionally sell Products in the Territory. For the avoidance of doubt, all sales of the Product in the Territory generated following S2’s exercise of the S2 Co-Promotion Right shall continue to be recognized as sales by Santarus and shall be included in the calculation of the Product Royalty under Section 7.1(b).
     (c) All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, are, for all purposes of 11 U.S.C. § 365(n), licenses of rights to intellectual property as defined in the United States Bankruptcy Code. Each party may elect to retain and may fully exercise all of its rights and elections under 11 U.S.C. § 365(n).
     2.2 Sublicense Rights
     Santarus shall have the right, without S2’s or VeroScience’s prior consent, to delegate rights and obligations hereunder to an Affiliate and to appoint Affiliates to Manufacture or Commercialize the Product in the Territory. Furthermore, Santarus shall have the right to appoint any Third Party designee(s) to Manufacture or Commercialize the Product in the Territory alone or in combination with Santarus or its Affiliates and/or to sublicense the rights granted to it under Section 2.1; provided, that any sublicense of the rights granted to it under Section 2.1 shall require the prior consent of VeroScience, not to be unreasonably conditioned, withheld or delayed; provided, further, in the event of any sublicense or delegation of rights by Santarus hereunder, (i) such sublicense or delegation shall contain terms and conditions which are consistent with the terms and conditions of this Agreement and the Upstream Agreements, (ii) such sublicense or delegation shall be subject and subordinate to the terms and conditions of

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this Agreement, (iii) the sublicense or delegation by Santarus hereunder shall not relieve Santarus of its obligations under the Agreement, (iv) Santarus shall ensure that each of its sublicensees and designees accepts and complies with all applicable terms and conditions of this Agreement and (v) Santarus shall remain responsible for the performance or nonperformance of any such sublicensee or delegee hereunder. Where otherwise applicable, each sublicense by Santarus shall fully comply with Article II, Paragraph (D) of the LSU License (as defined in Schedule 1.87).
     2.3 Exclusivity
     During the Restricted Term, neither VeroScience, nor S2 nor any of their respective Affiliates, shall (a) directly or indirectly, including by sublicense or assignment of rights, Manufacture or Commercialize the Product or otherwise use the Product Trademarks other than the trade name “VeroScience” (except as set forth in this Agreement, including as permitted under Section 2.1(b), under Schedule 2.4(b) or in connection with Development of the Product including the Post Approval Commitments), or (b) grant any rights or licenses to any Third Party to Manufacture or Commercialize the Product or otherwise use the Product Trademarks (except as set forth in this Agreement, including as permitted under Section 2.1(b)), in the case of each of (a) and (b) above, in the Territory.
     2.4 Limitation on Bromocriptine Activities
     (a) Santarus shall not, directly or indirectly, manufacture, promote, market or distribute, or grant a license or sublicense to any Third Party enabling such Third Party to, directly or indirectly, manufacture, promote, market or distribute, any product containing bromocriptine or bromocriptine mesylate as an active ingredient in the Territory during the period commencing on the Effective Date and ending upon the earlier of twelve (12) months following the end of the Term or the first commercial sale of a Generic Product in the Territory, other than the Product or any Included Additional Products.
     (b) Neither S2 nor VeroScience shall, directly or indirectly, promote, market or distribute, or grant a license or sublicense to any Third Party enabling such Third Party to, directly or indirectly, promote, market or distribute, any product containing bromocriptine or bromocriptine mesylate as an active ingredient in the Territory for the treatment of type 2 diabetes in humans (the “Field”) or the same indication as an Included Additional Product (as stated in the applicable package insert or as stated in the Development plan for such Included Additional Product) during the period commencing on the Effective Date and ending upon the earlier of the end of the Term or the first commercial sale of a Generic Product in the Territory (the “Restricted Term”), other than (A) as set forth in Section 2.1(b), (B) as set forth on Schedule 2.4(b), or (C) with respect to any Excluded Additional Products.
     2.5 Post-Approval Commitments and Development of Additional Products
     (a) The parties acknowledge that VeroScience has committed with the FDA to conduct certain development activities with respect to the Product as further described on Schedule 2.5(a) (the “Post-Approval Commitments”). Subject to the monitoring of the JSC in accordance with Article III, VeroScience shall complete such Post-Approval Commitments, at the cost and expense of S2 and VeroScience, in a timely manner and in compliance with all applicable Legal Requirements; provided, Santarus has supplied VeroScience with sufficient quantities of Product reasonably necessary for Post-Approval Commitments pursuant to Section 6.1. [***] VeroScience shall be responsible, at the cost and expense of S2 and VeroScience, for any other Development associated with the Product. Subject to the exclusions set forth in Section 1.61, all data and information derived from Post-Approval Commitments and Development activities of VeroScience relating to the Product or Additional Products shall be deemed to be Proprietary Information of VeroScience for all purposes hereunder; provided, however, that Santarus may use such data and information, in the exercise of, and to the extent of, its rights hereunder.
     (b) At any time after the [***] ([***]) anniversary of the Effective Date, any of Santarus, VeroScience and S2 may initiate good faith discussions among the parties regarding additional Development activities to be undertaken in support of (1) delivery and/or formulation modifications to the Product for the treatment of type 2 diabetes in humans, (2) a combination product which contains bromocriptine mesylate as an active pharmaceutical ingredient for the treatment of type 2 diabetes in humans, or (3) obtaining Regulatory Approval of the Product for any indication other than the treatment of type 2 diabetes in humans, in each case, as to which a new “new drug application” (as such term is used under the Act) or supplement to NDA No. 20,866 would be required prior to marketing or selling of such product (collectively, “Additional Product(s)”); [***]. Subject to the confidentiality provisions of this Agreement, during the [***] period following each initiation of such discussions pursuant to this Section 2.5(b), VeroScience shall provide to Santarus and S2 such information regarding any such Development activities or Additional Product(s) as is reasonably requested by Santarus or S2 or as would reasonably be expected to be material to Santarus’s decision regarding participation in and/or the provision of financial support for Development associated with such Additional Product(s), in each case, to the extent VeroScience possesses such information and is not prohibited from disclosing such information under the terms of an applicable Third Party agreement. In the event that Santarus, VeroScience and S2 agree on terms under which Santarus will participate in and/or provide financial support for Development associated with an Additional Product during the applicable [***] period, Santarus shall be granted rights to such Additional Product on terms and conditions mutually agreed by the parties. The obligations of the parties with respect to the Development of such Additional Product and the rights of Santarus to such Additional Product shall be set forth in an amendment to this Agreement or a separate agreement, as mutually agreed by the parties; provided, that all Development rights with respect to such Additional Products will remain with VeroScience. Following the execution and delivery of any such amendment or separate agreement, such Additional Product shall be deemed to be an “Included Additional Product” for all purposes hereunder. In the event that Santarus, VeroScience and S2 do not agree on terms under which Santarus will participate in and/or provide financial support for Development associated with an Additional Product during the applicable [***] period (any such Additional Product(s), an “Excluded Additional Product”), then (i) VeroScience and S2 may agree on their own, or enter into an agreement with a Third Party with respect to the Development of, and/or to Commercialize, such Excluded Additional Product(s) and (ii) Santarus shall have no further rights with respect to such Excluded Additional Product(s); provided, that if S2 and/or

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VeroScience enter into any such agreement with a Third Party within [***] following the initiation of discussions related to such Excluded Additional Product pursuant to this Section 2.5(b), (a) the terms of any such Third Party agreement shall not be materially less favorable to VeroScience and/or S2, taken as a whole, than the terms most recently proposed by Santarus; and (b) in connection with any such Third Party agreement, such Third Party shall not receive any material information, in connection with its consideration of such Excluded Additional Product, related to the Excluded Additional Product, which was available but not provided to Santarus during the applicable [***] period; provided, further, that VeroScience and S2 have followed the procedure set forth in this Section 2.5(b)). [***].
     (c) The rights and obligations of the parties under Section 2.5(b) shall terminate upon the earlier of (1) the end of the Term or (2) the first commercial sale of a Generic Product in the Territory.
     (d) For purposes of this Agreement, “Development” means, with respect to the Product or an Additional Product, as applicable, all non-clinical, pre-clinical and clinical drug development activities reasonably relating to the discovery and development of the Product or such Additional Product, as applicable, and submission of information to a Governmental Authority. Development shall include toxicology, pharmacology, and other non-clinical and pre-clinical efforts, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies and activities relating to obtaining Regulatory Approval for the Product or such Additional Product, as applicable.
     2.6 S2/Vero Agreement
     (a) The parties acknowledge that certain of the terms and conditions of this Agreement may be inconsistent with the S2/Vero Agreement. To the extent of any such inconsistency, the parties shall negotiate in a good faith and attempt to resolve such inconsistency; provided, that any such resolution shall preserve the rights of the parties under this Agreement. [***].
     (b) VeroScience hereby waives the requirements of subsection (a) of Section 3.2 of the S2/Vero Agreement, acknowledges compliance with subsections (b), (c) and (e) of Section 3.2 of the S2/Vero Agreement and agrees that the relevant provision of this Agreement supersedes subsection (d) of Section 3.2 of the S2/Vero Agreement.
     (c) Without limiting S2 or VeroScience’s rights under Section 2.1(b), during the Term, S2 hereby agrees to forbear from taking any action under the S2/Vero Agreement to the extent such action would conflict with the rights granted to Santarus under this Agreement or would otherwise reasonably be expected to result in a material adverse effect on Commercialization in the Territory hereunder (it being agreed that nothing in this Section 2.6 precludes S2 or VeroScience from conducting Development, Manufacturing and Commercialization of the Product or Additional Products outside the Territory), including commencing a legal action in equity or at law, seeking to enforce any right or obligation that S2

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may have under the S2/Vero Agreement, including the license rights granted to S2 thereunder with respect to Bromocriptine (as defined therein), to the extent such rights or obligations would conflict with the rights granted to Santarus under this Agreement.
     (d) In the event that VeroScience is unable or otherwise fails to perform any of its obligations hereunder as a result of (x) S2’s failure to fully perform its obligations under the S2/Vero Agreement or (y) insufficient funding for a Development obligation of VeroScience hereunder in the Development Account (as defined in the S2/Vero Amendment No. 3) or (z) insufficient funding for any other obligation of VeroScience hereunder in the Development Account or any other VeroScience account established under the S2/Vero Amendment No. 3, if Development with respect to a Product or Included Additional Product is impacted by such inability or failure, (i) the parties shall discuss in good faith and mutually agree on financial responsibility for any remaining Post-Approval Commitments, and (ii) until such mutual agreement is reached, VeroScience shall be relieved from performing Development obligations for which funding is not available in the Development Account (including with respect to Post-Approval Commitments) hereunder, and (iii) Santarus shall have the right to review and provide comments, which VeroScience shall reasonably consider in good faith, on the protocols associated with any Post-Approval Commitments and Development activities following the mutual agreement contemplated by subsection (ii); provided, that VeroScience and S2 hereby acknowledge and agree that Santarus shall have a step-in right to assume the financial obligations associated with VeroScience’s Post-Approval Commitments and Development obligations hereunder, to the extent necessary to continue Manufacturing and Commercializing the Product under this Agreement on the terms and conditions set forth herein, and the parties will mutually agree on appropriate adjustments in ARTICLE VII as a result of Santarus’ assumption of the financial obligations associated with any such Post-Approval Commitments and Development obligations.
     (e) In the event that VeroScience is unable or otherwise fails to perform any of its obligations hereunder other than Development obligations (including, without limitation, payment of amounts due and owing to the FDA in respect of Regulatory Approvals, annual reporting costs associated with the Product and pharmacovigilance and medical affairs costs) as a result of (x) S2’s failure to fully perform its obligations under the S2/Vero Agreement or (y) insufficient funding for any such other obligation of VeroScience hereunder in the Vero Account (as defined in Schedule 7.1(b)), the parties shall discuss in good faith and mutually agree on financial responsibility for any such obligations; provided, that VeroScience and S2 hereby acknowledge and agree that Santarus shall have a step-in right to assume VeroScience’s obligations hereunder other than Development obligations to the extent necessary to continue Manufacturing and Commercializing the Product under this Agreement on the terms and conditions set forth herein, and the parties will mutually agree on appropriate adjustments in ARTICLE VII as a result of Santarus’ assumption of such financial obligations.
     (f) In the event that S2 is unable or otherwise fails to perform any of its obligations hereunder as a result of (x) VeroScience’s failure to fully perform its obligations under the S2/Vero Agreement or (y) insufficient funding for an obligation of S2 hereunder in the S2 Account (as defined in Schedule 7.1(b)), the parties shall discuss in good faith and mutually agree on responsibility for any remaining S2 obligation; provided, that VeroScience and S2 hereby acknowledge and agree that Santarus shall have a step-in right to assume S2’s obligations to the extent necessary to continue Manufacturing and Commercializing the Product under this Agreement on the terms and conditions set forth herein, and the parties will mutually agree on appropriate adjustments in ARTICLE VII as a result of Santarus’ assumption of S2’s obligations.
     (g) In the event that the S2/Vero Agreement expires or is terminated during the Term, Santarus and VeroScience shall continue under this Agreement, and, to the extent necessary, shall put into place appropriate amendments hereto, in form and substance reasonably agreed by Santarus and VeroScience, consistent with the then-existing rights and obligations of Santarus hereunder; provided, however, that in no event shall Santarus be required to assume any of S2’s obligations to VeroScience under the S2/Vero Agreement (to the extent such obligations are broader than Santarus’ obligations under this Agreement).
     2.7 Retention of Rights
     Except as expressly set forth herein, nothing contained herein shall be deemed to grant Santarus, by implication or otherwise, a license, sublicense or other right or interest in any Patent, trademark or other similar property of S2, VeroScience or their respective Affiliates. Except as expressly set forth herein, nothing contained herein shall be deemed to grant S2 or VeroScience, by implication or otherwise, a license, sublicense or other right or interest in any Patent, trademark or other similar property of Santarus or its Affiliates. Except as expressly set forth herein or in any amendment to this Agreement entered into following the Effective Date in accordance with Section 2.5(b), nothing contained herein shall be deemed to grant Santarus, by implication or otherwise, a license, sublicense or other right or interest in or with respect to any Additional Product.
     2.8 Assignment of Patheon Agreements
     Effective as of the Effective Date, S2 hereby assigns to Santarus and Santarus hereby assumes the Patheon Agreement and the Supplemental Patheon Agreements, including all of S2’s rights and obligations thereunder (other than obligations accrued prior to the Effective Date, except for those obligations described on Schedule 2.8, which, subject to Section 7.1(c), shall be assumed by Santarus). Each of Santarus, S2 and VeroScience acknowledge that, as of the Effective Date, (i) there is no existing agreement providing for the supply of active pharmaceutical ingredient for the Product in the Territory and that the active pharmaceutical ingredient has been ordered using purchase orders on an as-needed basis; and (ii) the Patheon Agreement and the Supplemental Patheon Agreements are the only existing Supply Agreements.

ARTICLE III
GOVERNANCE
     3.1 Joint Steering Committee
     (a) Establishment. The parties agree to establish, for the purposes specified herein, a Joint Steering Committee (the “JSC”). The parties acknowledge and agree that the JSC does not have the power to amend, modify or waive any of the terms or conditions of this Agreement.
     (b) Membership. The JSC shall be established by the parties and shall be comprised of four (4) members, one (1) of whom shall be appointed by VeroScience, one (1) of whom shall be appointed by S2 and two (2) of whom shall be appointed by Santarus. Each party’s initial appointments to the JSC are set forth on Schedule 3.1(b). A party may change any of its representatives at any time if a new person is appointed to any of the foregoing positions by giving written notice to the other parties. The total number of JSC members may be changed by unanimous vote of the JSC from time to time as appropriate; provided, that the JSC shall in all cases be comprised of an equal number of members from each of VeroScience and S2, on the one hand, and Santarus, on the other hand. Each party shall designate one (1) representative to serve as co-chairs of the JSC (the “Co-Chairs”). The members appointed to the JSC by each party shall be officers or employees of such party and shall be vested with appropriate decision-making authority and power by such party.
     (c) JSC Responsibilities. Except as otherwise set forth herein, the JSC shall provide strategic input and serve as a forum for monitoring the Post-Approval Commitments and Development and Commercialization. The responsibilities of the JSC shall be exercised consistent with this Agreement and shall consist of the following:
               (i) monitoring any Post-Approval Commitments;
               (ii) monitoring any proposed Development activities associated with the Product;
               (iii) monitoring Commercialization of the Product in the Territory;
               (iv) monitoring Manufacturing of the Product in the Territory;
               (v) if (and only if) the parties reach mutual agreement with respect to Development and Commercialization of Included Additional Products pursuant to Section 2.5(b), monitoring any proposed Development associated with such Included Additional Products and monitoring the Commercialization associated with such Included Additional Products;
               (vi) acting as a forum for regular updates on the activities over which it has monitoring responsibility; and

               (vii) such other functions pertaining to Post-Approval Commitments, Development or Commercialization as may be mutually agreed upon by the parties from time to time.
     (d) Meetings of the JSC. Meetings of the JSC may be called by the Co-Chairs of the JSC from time to time and, upon no less than ten (10) days’ notice, shall otherwise be called when requested by a party; provided, however, that meetings of the JSC shall be held at least once every four (4) Agreement Months. If possible, the meetings shall be held in person or where appropriate, by video or telephone conference. Unless otherwise agreed, the location of any in-person meetings of the JSC shall alternate among the corporate offices of the parties. The parties shall determine the form of the meetings. Subject to appropriate confidentiality undertakings where applicable, each party shall have the right, upon written notice to the other parties, to have present at JSC meetings additional, non-voting participants (not to exceed ten (10) such participants at any JSC meeting without the consent of the other parties). Such additional participants shall not be deemed to be, or have any rights or responsibilities of, a member of the JSC. The parties shall cause their respective representatives on the JSC to use their reasonable efforts to resolve all matters presented to them as expeditiously as possible. The party hosting any meeting shall propose the agenda for the meeting and appoint a secretary to the meeting who shall record the minutes of the meeting. Such minutes shall be circulated to the parties promptly following the meeting for review and comment and for unanimous ratification by both parties. Each party shall bear its own travel and related costs incurred in connection with participation in the JSC.
     3.2 Responsibilities of the Parties with Respect to the Product in the Territory.
     Unless otherwise expressly set forth herein, (i) VeroScience shall have final decision-making authority with respect to all matters directly relating to Post-Approval Commitments, the Development of the Product and Additional Products, and regulatory matters (including Regulatory Approvals); and (ii) Santarus shall have final decision-making authority with respect to all other matters directly relating to Manufacturing the Product in the Territory for Commercialization in the Territory and Commercialization of the Product in the Territory, in each case, with respect to all matters brought before the JSC related thereto, or otherwise. In each instance, a party shall consider in good faith any suggestions or input received from any other party with respect to its area of final decision-making authority. Notwithstanding the foregoing, the parties will reasonably cooperate on regulatory matters to the extent relating to Manufacturing and Commercialization.
ARTICLE IV
COMMERCIALIZATION
     4.1 Commercialization
     (a) Subject to applicable Legal Requirements, as well as the provisions of this Agreement, Santarus shall use Commercially Reasonable Efforts to Commercialize in the

Territory. Santarus shall initiate its Commercialization activities on or before the Promotion Commencement Date.
     (b) Santarus shall have access, free of charge, to clinical and non-clinical data to the extent directly related to the Product generated by or on behalf of and controlled by S2 or VeroScience, whether before or after the Effective Date, solely for use in its Commercialization or related medical education or publication activities. All uses by Santarus of such clinical or non-clinical data shall be governed by the confidentiality obligations of this Agreement. For the avoidance of doubt, neither S2 nor VeroScience shall have any obligation under this Section 4.1(b) with respect to data generated for or with respect to Additional Products except as provided in Section 2.5(b) or with respect to data not directly related to the Product or an Included Additional Product.
     (c) For the avoidance of doubt, the obligations of Santarus as set forth in Section 4.1(a) shall be suspended for any period of time during which: (i) VeroScience is unable to maintain the continued effectiveness of Regulatory Approvals in the Territory which has the effect of preventing Santarus from performing its obligations under this Agreement, or (ii) either S2 or VeroScience has failed to perform any obligation under this Agreement or the S2/Vero Agreement which has the effect of preventing Santarus from initiating by the Promotion Commencement Date or continuing its Commercialization of the Product.
     4.2 Representations to Customers
     None of VeroScience, S2 or Santarus will make any false or misleading representations to Professionals, customers or others regarding the Product nor will any party make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Product that are not consistent with the applicable then-current FDA approved labeling and package insert (except to the extent permitted by Legal Requirements).
     4.3 Staffing; Training
     Santarus shall be solely responsible for all costs and expenses of compensating the Santarus Sales Force. Santarus will develop training materials for the Santarus Sales Force with respect to the Product. Santarus will provide each of S2 and VeroScience with the opportunity to review key training materials related to the Product and prepared by Santarus by delivering copies of such training materials to S2 and VeroScience. S2 and VeroScience shall have [***] ([***]) business days after their receipt of the training materials to provide comments on such training materials, which Santarus shall reasonably consider in good faith to ensure that such training materials are not inconsistent with the scientific and medical information for the Product. Promptly after the Effective Date, S2 shall provide to Santarus copies of any training materials in its possession and shall provide reasonable assistance from time to time with Santarus’ efforts to develop training materials.

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     4.4 Promotional Materials; Educational Materials
     Santarus shall, at its own expense, have the right to create, develop, produce or otherwise obtain, and utilize sales, promotional, advertising, marketing, educational and training materials (“Promotional Materials”) to support its Commercialization activities. Santarus will provide each of S2 and VeroScience with the opportunity to review key Promotional Materials, including key messaging, before distribution to Third Parties by delivering copies of such Promotional Materials to S2 and VeroScience. S2 and VeroScience shall have [***] ([***]) business days after their receipt of the Promotional Materials to provide comments on such Promotional Materials, which Santarus shall reasonably consider in good faith to ensure that such Promotional Materials are not inconsistent with the scientific and medical information for the Product. Santarus shall provide S2 and VeroScience with copies of representative samples of all final Promotional Materials, and shall provide to VeroScience the requisite number of copies of Promotional Materials in final printed form in a timely manner so as to allow VeroScience to satisfy its obligation to timely file such materials with the FDA, and VeroScience will make or cause to be made such filing with the FDA within [***] ([***]) business days of its receipt of such copies. Notwithstanding the foregoing, the parties shall discuss in good faith the establishment of a process for Santarus to assist VeroScience with such FDA filings and/or to make such filings on VeroScience’s behalf.
     4.5 Annual Commercialization Plan
     On or prior to [***] of the preceding calendar year with respect to each calendar year during the Term beginning with the 2011 calendar year, Santarus shall provide to S2 and VeroScience an annual Commercialization plan describing its planned activities during such calendar year (the “Annual Plan”). For clarity, the first Annual Plan deliverable hereunder (with respect to the 2011 calendar year) shall be delivered to S2 and VeroScience on or prior to [***] and shall include at least the activities set forth on Schedule 4.5. Santarus will provide each of S2 and VeroScience with a timely opportunity to review, discuss and provide comments on each Annual Plan and with a timely opportunity (as set forth below) to review, discuss and provide comments on material modifications thereto. The Annual Plan may be modified from time to time as Santarus reasonably deems appropriate, subject to (i) Santarus’ compliance with its obligations under this Agreement, (ii) reasonably prompt notice to S2 and VeroScience of any material modifications to the Annual Plan that would reasonably be expected to have a material adverse effect on Net Sales, and (iii) notice to S2 and VeroScience of any other material modifications at the next JSC meeting.
     4.6 Reports and Updates
     (a) During the Launch Period, within [***] ([***]) business days following the end of each Agreement Month during the Launch Period, Santarus shall provide S2 and VeroScience with a status report, which report will summarize Santarus’ Commercialization activities pursuant to this Agreement for such prior Agreement Month.

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     (b) Following the Launch Period, within [***] ([***]) days following the end of each Agreement Quarter, Santarus shall provide S2 and VeroScience with a status report, which report will summarize Santarus’ Commercialization activities pursuant to this Agreement for such prior Agreement Quarter.
     (c) Without limiting the foregoing, within [***], Santarus shall provide S2 and VeroScience, to the extent available at no cost or purchased by Santarus and subject to timely receipt by Santarus, a summary report relating to Prescription Data for such prior week, or Agreement Month, as applicable. For clarity, the data provided pursuant to this Section 4.6(c) shall not consist of individual prescriber-level data nor shall any data be required to be provided hereunder to the extent Santarus is not permitted to share data under the applicable Third Party contract for such data and it would require the payment of additional fees to the Third Party provider of such data, unless S2 agrees to pay such additional fees.
     (d) Without limiting the foregoing or anything contained in Article III, upon the reasonable request of S2 or VeroScience, Santarus shall provide further periodic updates to S2 and VeroScience during the Term regarding its Commercialization strategy and material Commercialization activities in the Territory (including with respect to pre-marketing activities, market research and launch plans), which periodic updates may include such information as previously provided to the JSC or otherwise provided under this Section 4.6. Santarus will reasonably consider S2 and VeroScience input on activities taken or to be taken by Santarus hereunder. Santarus will have final decision-making authority relating to such Commercialization strategy as well as tactical implementation of such strategy.
     (e) Subject to the exclusions set forth in Section 1.61, all data and information derived from Commercialization activities of Santarus, including any Promotional Materials or reports provided hereunder except to the extent any Vero Information is included or incorporated therein, shall be deemed to be Proprietary Information of Santarus for all purposes hereunder; provided, that to the extent Santarus is not prohibited from disclosing such information under the terms of an applicable Third Party agreement binding on Santarus, S2 and VeroScience shall not be prohibited under this Section 4.6(e) from using such Proprietary Information in connection with developing a global branding strategy for the Product or an Included Additional Product, as applicable, outside the Territory or in Commercializing the Product or an Included Additional Product, as applicable, in the Territory following the expiration or termination of this Agreement.
     4.7 Medical Inquiries
     The parties acknowledge that each may receive requests for medical information concerning the Product from members of the medical and paramedical professions and consumers regarding the Product. If such requests are received by Santarus or S2, the request will be referred to VeroScience’s medical department. VeroScience shall also be responsible for responding to such requests that are received by S2 or VeroScience, all of which responses shall be in compliance with all applicable Legal Requirements and the NDA. VeroScience shall promptly provide Santarus with (i) copies of all written materials and (ii) written summaries of all oral advice, provided by VeroScience in response to such inquiries. VeroScience and S2 shall

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be obligated for any costs associated with VeroScience’s responsibilities pursuant to this Section 4.7. In the event that VeroScience fails to perform its obligations under this Section 4.7, Santarus shall have a step-in right to perform such obligations in collaboration with and on behalf of VeroScience and in accordance with all applicable Legal Requirements and the NDA, and Santarus shall deduct its reasonable out-of-pocket costs for performing such obligations from the Product Royalty payable under Section 7.1(b).
     4.8 Trademarks
     To the extent reasonably practicable, all Promotional Materials that make reference to the Product shall include the Product Trademarks. All uses of the Product Trademarks by Santarus (or any of its Affiliates, licensees, sublicenses, subcontractors or assigns) to identify or in connection with the Commercialization in the Territory shall be in accordance with applicable Legal Requirements and all reasonable trademark usage guidelines of VeroScience as set forth on Schedule 4.8. Subject to this Section 4.8 and to applicable Legal Requirements, Santarus shall have the right to use the Santarus Trademarks, and include the name “Santarus” or any variation thereof on the Promotional Materials. Santarus recognizes VeroScience’s right and title to the Product Trademarks, and shall not at any time, during or after the Term, do or knowingly suffer to be done any act or thing which will in any way impair the rights of VeroScience in or to the Product Trademarks. Santarus acknowledges and agrees that it shall not acquire and shall not claim any title to the Product Trademarks adverse to VeroScience by virtue of the rights granted under this Agreement or through Santarus’ use of the Product Trademarks, it being the intention of the parties that all goodwill and improved reputation generated by Santarus and use of the Product Trademarks shall inure to the benefit of the owner of such Product Trademarks.
     4.9 Product Websites
     Santarus shall have the right to establish and maintain websites for the Product aimed at users of the Product in the Territory, including use of the domain name “cycloset.com” (“Websites”), and develop content for the Websites. Santarus will provide each of S2 and VeroScience with the opportunity to review key content for the Websites related to the Product and prepared by Santarus by delivering copies of such content to S2 and VeroScience. S2 and VeroScience shall have [***] ([***]) business days after their receipt of the content for the Websites to provide comments on such content, which Santarus shall reasonably consider in good faith to ensure that such content is not inconsistent with the scientific and medical information for the Product. If requested by S2 or VeroScience, Santarus, S2 and VeroScience shall reasonably cooperate to add links or other appropriate functionality to the Websites maintained by Santarus aimed at users of the Product outside the Territory.

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ARTICLE V
REGULATORY AFFAIRS
     5.1 Regulatory Approvals
     VeroScience shall maintain and continue all Regulatory Approvals currently in effect for the Product. Santarus agrees that all Regulatory Approvals and applications therefor with respect to the Product in the Territory shall be in the name of, and shall be owned by, VeroScience.
     5.2 Compliance with Regulatory Requirements
     Unless otherwise required by Legal Requirements or expressly required by this Agreement, VeroScience will retain exclusive authority over and responsibility for (including responsibility with S2 for all costs and expenses associated with) complying with all regulatory requirements with respect to the Product in the Territory which arise as a result of VeroScience’s status as the holder of the NDA, including (a) maintaining and updating of the NDA as reasonably necessary to market and sell the Product in the Territory, (b) the development and submission of applications for new formulations, dosage strengths or indications of the Product in the Territory (it being agreed than neither S2 nor VeroScience shall have any obligation to develop or submit any such application), (c) the reporting of any Adverse Drug Experiences to the FDA, and (d) the filing of Promotional Materials with the FDA.
     5.3 Compliance
     (a) In performing its duties hereunder, each party shall, and shall cause its employees, agents and subcontractors to, comply with all Legal Requirements, including the FDA’s regulations and guidelines concerning the advertising of prescription drug products, DDMAC’s promotional guidelines, the PhRMA Code on Interactions with Healthcare Providers, the Prescription Drug Marketing Act of 1987, as amended, and the rules and regulations promulgated thereunder, equal employment, non-discrimination and federal and state anti-kickback Legal Requirements, and Legal Requirements with respect to submission of false claims to governmental or private health care payors, which may be applicable to the activities to be performed by such party hereunder. None of Santarus, S2, VeroScience and any party’s employees, agents or subcontractors shall offer, pay, solicit or receive any remuneration to or from Professionals in order to induce referrals of or purchase of the Product in violation of applicable Legal Requirements, including without limitation federal or state anti-kickback Legal Requirements.
     (b) Sales Force Training.
               (i) Santarus hereby represents, warrants and covenants that the Santarus Sales Force shall have been trained in compliance with applicable Legal Requirements prior to engaging in Promotion of the Product.

               (ii) S2 hereby represents, warrants and covenants that any sales representatives utilized by S2 in accordance with Section 2.1(b) shall have been trained in compliance with applicable Legal Requirements prior to engaging in Promotion of the Product.
     5.4 Communications with Governmental Authorities
     Except to the extent set forth in this Section 5.4, VeroScience shall be responsible for communications with the FDA concerning the Product. VeroScience shall (a) as soon as practicable, but in any event, within [***] ([***]) business days, provide each of S2 and Santarus with copies of all such material communications to or from the FDA (including summaries of all such verbal communications) to the extent related to the Product (except that routine communications as to such matters (e.g., FDA 2253 correspondence) may be forwarded to each other party within [***] [***]) business days) and (b) reasonably respond to all inquiries by each other party relating thereto. VeroScience will reasonably consult with each other party concerning material communications with the FDA or other Governmental Authorities to the extent relating to the Product, including providing each other party with a copy of all draft responses related to such matters as soon as practicable and considering in good faith any comments provided to VeroScience by any other party. For clarity, during the Term, Santarus shall have the right to communicate with (i) the FDA if required by Legal Requirements, with advance notice to VeroScience, to the extent reasonably practicable, or (ii) any other Governmental Authority regarding the Product if such communication is necessary to comply with the terms of this Agreement or any Legal Requirement (including without limitation state or local Legal Requirements related to marketing activities undertaken by Santarus or the Santarus Sales Force). Santarus shall have the right to attend and participate in all meetings between VeroScience and the FDA pertaining to the Product in the Territory to the extent permitted under applicable Legal Requirements.
     5.5 Product Complaints
     Santarus shall maintain a customer service call center (either itself or through a Third Party provider), at Santarus’s cost and expense, to handle initial intake of Product Complaints or other inquiries. Any calls relating to medical matters will be provided to the call center maintained by VeroScience pursuant to Section 5.6(a). Santarus and VeroScience shall reasonably cooperate to establish procedures pursuant to which each of Santarus and VeroScience will receive prompt notification of Product Complaints within [***] ([***]) days of its receipt thereof; provided, that all complaints concerning suspected or actual Product tampering, contamination or mix-up shall be delivered within [***] ([***]) hours of its receipt thereof. Santarus and VeroScience will work together to determine appropriate corrective and other actions with regard to Product Complaints, with VeroScience being responsible for Product Complaints involving Adverse Drug Experience Reports in accordance with Section 5.6 and Santarus being responsible for Manufacturing related Product Complaints.

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     5.6 Adverse Drug Experience Reports
     (a) VeroScience shall maintain a medical information call center (either itself or through a Third Party provider), at the sole cost and expense of S2 and VeroScience, to handle Adverse Drug Experience Reports and Serious Adverse Drug Experience Reports.
     (b) Each party shall notify each other party: (i) of all Serious Adverse Drug Experience Reports within [***] ([***]) hours of the time such Serious Adverse Drug Experience Report becomes known to such party (including its employees); and (ii) of all Adverse Drug Experience Reports within [***] ([***]) days of the time such Adverse Drug Experience Report becomes known to such party (including its employees).
     (c) Except as may otherwise be required by Legal Requirements, (i) Santarus shall not disclose any information concerning Adverse Drug Experience Reports or Serious Adverse Drug Experience Reports to any Person or Governmental Authority (other than the parties) without the prior consent of VeroScience; and (ii) as among the parties, VeroScience shall have the sole discretion to determine whether any Product Complaint, Adverse Drug Experience Report or Serious Adverse Drug Experience Report must be reported to the FDA or any other Governmental Authority.
     (d) All follow-up investigations concerning Adverse Drug Experience Reports and Serious Adverse Drug Experience Reports shall be conducted by VeroScience; provided, that Santarus shall have the right to participate in such investigations upon its reasonable request.
     (e) Santarus and VeroScience will enter into a separate and more detailed pharmacovigilance agreement, consistent with the terms of this Agreement, within thirty (30) days following the Effective Date.
     5.7 Recalls or Other Corrective Action
     As among the parties, Santarus and VeroScience shall have responsibility for and shall mutually agree on all decisions with respect to any recall (including recall of packaging and Promotional Materials), market withdrawals or any other corrective action related to the Product in the Territory; provided, that either Santarus or VeroScience may initiate a recall due to bona fide safety or efficacy concerns. Santarus and VeroScience shall promptly consult with one another with respect to any such actions proposed to be taken in the Territory (and in all events prior to the taking of such actions, subject to applicable Legal Requirements), including all actions that are reasonably likely to result in a material adverse effect on the marketability of the Product in the Territory. Santarus and VeroScience (and through VeroScience, S2) shall equally share the reasonable, documented, direct, out-of-pocket costs incurred in connection with participating in such recall, market withdrawal or other corrective action. For clarity, the remedies under this Section 5.7 shall in no event limit the rights or remedies of the parties under this Agreement, including the right to seek damages and costs that may be available under this Agreement.

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     5.8 Assistance
     Each party agrees to provide to the other parties all reasonable assistance and take all actions reasonably requested by another party that are necessary to enable a party to comply with any Legal Requirement applicable to the Product in the Territory.
     5.9 Development Reports
     To the extent permitted under applicable Third Party contracts, on or before [***] of the Term, beginning with [***], and continuing until the earlier of the end of the Term or the first commercial sale of a Generic Product in the Territory, VeroScience shall provide Santarus and S2 with a status report, which report will summarize VeroScience’s Development of the Product, any Included Additional Products and Post-Approval Commitment activities for the prior [***] ([***])-month period.
ARTICLE VI
MANUFACTURING AND SUPPLY; SALES; PRICING
     6.1 Supply of Product
     (a) Santarus shall use Commercially Reasonable Efforts to supply Product in established Sample or trade packaging configurations to VeroScience for Post-Approval Commitments and additional Development activities as agreed by the parties at Santarus’ COGS, provided, that VeroScience provides reasonable advance notice in accordance with the forecasting and lead-time provisions set forth in the Patheon Agreement; provided, further, that the obligations of VeroScience hereunder with respect to Post-Approval Commitments and additional Development activities shall be subject to the supply by Santarus of Product for such activities.
     (b) During the Term, Santarus shall use Commercially Reasonable Efforts to ensure timely supply of the Product in the Territory to satisfy trade demand. In accordance with the provisions of this Agreement and all applicable Legal Requirements, Santarus shall perform or cause to be performed all Product manufacture, labeling, packaging, warehousing, distribution and return, order entry, customer services and all other activities to supply and distribute the Product in the Territory in order to fill orders for Product in a timely and efficient manner. Following the Launch Period during the Term, Santarus shall maintain at least [***] ([***]) months safety stock of Product and at least [***] ([***]) months safety stock of the active pharmaceutical ingredient for the Product (in each case, the “Safety Stock”) to address unanticipated changes in demand or other manufacturing needs for the Product (calculated on the basis of the then-current Sample Forecast and Trade Forecast).
     6.2 Volume Forecasts; Wholesaler Activities
     (a) Prior to the Effective Date, the parties have agreed on the initial Trade Forecast, which sets forth the anticipated trade demand for the Product in the Territory for the [***] ([***]) months following the Promotion Commencement Date. Thereafter, at least [***] ([***])

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days prior to the beginning of each [***] ending after the Promotion Commencement Date, Santarus shall prepare a Trade Forecast for the next [***] ([***]) Agreement Months, using its good faith judgment of anticipated trade demand by month for such period, and shall provide such Trade Forecast to S2 and VeroScience for review and discussion, but not approval, at the JSC.
     (b) Santarus shall promptly inform S2 and VeroScience of any back-order situations or other situations in which wholesaler orders of the Product have not been filled or are reasonably anticipated not to be filled (collectively, “Back Order Events”); Santarus shall be solely responsible for establishing a remediation plan for any such Back Order Events.
     6.3 Sales; Pricing
     (a) Santarus shall book all sales of the Product in the Territory and shall be solely responsible for establishing pricing and for entering into any contracts and other arrangements with any Person regarding the distribution and sale of the Product in the Territory, subject to Section 6.3(b), and provided, that Santarus may not sell the Product as part of a bundled product without the prior consent of S2 and VeroScience, including with respect to the price of such bundled product and the allocation of Net Sales with respect thereto. For purposes of this Section 6.3, a “bundled product” means Product that is sold together with at least one other pharmaceutical product for a single price or discounted price, whether sold together in the same package or merely price bundled.
     (b) The parties have agreed on initial pricing for the Product and Santarus shall be hereafter solely responsible for pricing decisions with respect to the Product in the Territory, provided, that Santarus shall discuss its pricing and contracting strategy in good faith with S2 and VeroScience at JSC meetings.
     6.4 Samples
     (a) Santarus may manufacture samples of the Product that are not for sale (“Samples”) to be distributed by Santarus in connection with its Promotion of the Product and as permitted by the rules, guidelines and policies applicable to any Professional.
     (b) Santarus shall be responsible for distributing the Samples to the Santarus Sales Force. Santarus shall also be responsible for securing the return and appropriate disposal of and reconciling existing Sample inventories from discontinued members of the Santarus Sales Force.
     (c) Santarus shall be solely responsible for accountability and compliance with the PDMA for the Santarus Sales Force, and other applicable Legal Requirements relating to such Samples or the distribution of same by the Santarus Sales Force, and shall be responsible for adherence by member of the Santarus Sales Force to such Legal Requirements.

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     6.5 Manufacturing Matters
     Each party shall promptly inform each other party in the event that it becomes aware of any matters which might reasonably be expected to have an adverse impact on the ability to supply trade Product to wholesalers or other customers within [***] ([***]) days of any specified delivery date. Notwithstanding the generality of the foregoing, Santarus agrees to notify S2 and VeroScience within [***] ([***]) hours after Santarus has become aware of any event or circumstance related to the manufacture of the Product that would reasonably be expected to impact the safety or efficacy of Product that has been released for commercial distribution or that would reasonably be expected to cause such released Product to be adulterated or misbranded within the meaning of the Act.
     6.6 Upstream Agreements
     The parties acknowledge that each of S2 and VeroScience is subject to certain rights and obligations under the Upstream Agreements. S2 and VeroScience shall maintain each Upstream Agreement in full force and effect and neither S2 nor VeroScience shall amend, terminate or cause to be terminated any Upstream Agreement (or any other agreement to the extent relating to rights to, or the supply or marketing of, the Product in the Territory) in a way that would reasonably be expected to materially adversely affect the rights of Santarus hereunder without the prior written consent of Santarus, which consent shall not to be unreasonably withheld, delayed or conditioned. [***]
ARTICLE VII
COMPENSATION
     7.1 Fees
     (a)
               (i) Prior to the Effective Date, Santarus has advanced to S2 an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000.00) (the “Advance”).
               (ii) Within [***] ([***]) business days of the Effective Date, in partial consideration of the rights granted to Santarus under this Agreement and to fund or reimburse S2 and VeroScience for research and development activities with respect to the Product, Santarus shall pay to (i) S2 an additional amount equal to [***] Dollars ($[***]) (subject to Section 7.1(a)(iv) below) and (ii) VeroScience an amount equal to [***] Dollars ($[***]) (collectively, with the Advance, the “Initial Fee”).
               (iii) Within [***] ([***]) business days of receipt of the Initial Fee, VeroScience shall pay the outstanding amounts due to FDA in the approximate amount of [***] Dollars ($[***]).
               (iv) Notwithstanding the foregoing subsection (a)(ii), Santarus may withhold from the portion of the Initial Fee to be paid to S2 an amount equal to [***] ($[***])

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until such time as the Deposit Bank is established. Within [***] ([***]) business days of the establishment of the Deposit Bank, Santarus shall pay to the Deposit Bank to hold in the Joint Account an amount equal to [***] ($[***]), which VeroScience and S2 shall instruct the Deposit Bank to pay out to satisfy their obligations under Section 4.7, Section 7.4 and Article V of this Agreement, including, without limitation, amounts due and owing with respect to Third Party costs and expenses associated with pharmacovigilance, medical affairs and Adverse Drug Experience reporting, annual reports filed in connection with the NDA and user fees and establishment fees associated with the NDA (“Regulatory Amounts”) that will are incurred from the Effective Date through December 31, 2010 or are incurred by S2 or VeroScience as of the Effective Date.
     (b) Subject to Section 11.1(b), in partial consideration of the rights granted to Santarus under this Agreement, Santarus shall pay to a Third Party control account established by the parties within [***] of the Effective Date in accordance with Schedule 7.1(b), for the benefit of the Product (and owners of Product rights, including S2 and VeroScience), with distributions being made from such control account as set forth on Schedule 7.1(b), an amount equal to thirty-five percent (35%) of the Gross Margin (the “Product Royalty”) on a quarterly basis beginning with the Agreement Quarter during which the first commercial sale of the Product in the Territory occurs; provided, that after cumulative Gross Margin exceeds One Hundred Million Dollars ($100,000,000.00), the Product Royalty shall be an amount equal to forty percent (40%) of the Gross Margin. Notwithstanding the foregoing, at any time during the Term prior to the Agreement Quarter in which the cumulative Gross Margin exceeds [***] ($[***]), S2 may elect to reduce Santarus’ share of the Gross Margin by paying to Santarus a lump-sum payment of the difference between [***] ($[***]) and [***] of the cumulative Gross Margin as of the date of payment, in which case the Product Royalty shall be an amount equal to [***] of the Gross Margin, beginning as of the date such payment is received by Santarus. In addition to the foregoing, in the event that Net Sales exceed One Hundred Million Dollars ($100,000,000.00) in a given calendar year, S2 and VeroScience, collectively, shall be entitled to an additional amount equal to three percent (3%) of the Gross Margin, for the time period after Net Sales exceed One Hundred Million Dollars ($100,000,000.00), with regard to Net Sales in excess of One Hundred Million Dollars ($100,000,000.00) (“Royalty True-Up”). The Royalty True-Up shall be calculated at the end of the calendar year and Santarus shall pay to S2 and VeroScience such Royalty True-Up in accordance with Schedule 7.1(b) within ninety (90) days after the end of any applicable calendar year.
     (c) [***]
     (d) Within [***] ([***]) business days following the end of each [***] during the Term, Santarus shall provide S2 and VeroScience with a statement in a mutually agreeable format setting forth:
          (i) the aggregate number of units of the Product invoiced and recognized as sales to customers in the Territory during such Agreement Month;

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               (ii) gross sales during such Agreement Month (defined as units invoiced and recognized as sales multiplied by the wholesale acquisition cost, or WAC);
               (iii) Net Sales, including a detailed accounting of permitted deductions from gross sales during such Agreement Month;
               (iv) COGS during such Agreement Month; and
               (v) Gross Margin for such Agreement Month.
     (e) Except as expressly specified otherwise, any amounts payable by Santarus to S2 and VeroScience in respect of any Agreement Quarter pursuant to this Agreement shall be paid within [***] ([***]) business days after the end of such Agreement Quarter. Statements required to be provided to S2 and VeroScience under this Section 7.1 shall be emailed to such email addresses as S2 and VeroScience may from time to time designate in writing.
     (f) In the event that payments due to S2 or VeroScience under this Agreement for a particular period would be a negative number, neither S2 nor VeroScience will be required to make a payment to Santarus for such period, but such negative number shall be credited against future payments due to S2 and VeroScience hereunder; provided that upon expiration or termination of this Agreement (except in the event of a termination by S2 or VeroScience pursuant to Section 8.3), S2 or VeroScience, as applicable, shall promptly pay to Santarus any aggregate negative amounts which were to be credited as provided hereunder but in no event later than thirty (30) days following the Final Agreement Quarter.
     (g) In the event adjustment(s) to Gross Margin are made more than [***] ([***]) business days subsequent to the end of an Agreement Month, such adjustment(s) will be applied to the following Agreement Month and may result in an adjustment to the payment for such Agreement Quarter.
     (h) For clarity, as between the parties, S2 or VeroScience shall be solely responsible for any fees or payments required under the Upstream Agreements. Santarus shall have no responsibility for any such fees or payments.
     7.2 Maintenance of Records
     (a) Santarus agrees to keep, for a period of at least [***] ([***]) years after the date of entry (or such longer period as may be required by Legal Requirements) full and accurate records maintained in accordance with Santarus’ accounting practices in sufficient detail to enable a Third Party to accurately calculate COGS, Gross Margin and Net Sales reported, and payments to be made under this Agreement. Upon [***] ([***]) days prior written notice, such records shall be made available by Santarus for audit by an independent certified public accounting firm designated by S2 and VeroScience and reasonably acceptable to Santarus. The auditor will only examine such books and records during business hours but not more than [***] while this Agreement remains in effect and for [***] ([***]) years thereafter in order to verify COGS, Gross Margin, Net Sales or payments due under this Agreement. The fees and expenses

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of the auditor performing such verification examination shall be borne by S2 and VeroScience; provided, however, that if any verification reveals that Santarus has reported incorrectly, and the amount of such discrepancy is at least [***] percent ([***]%) of the aggregate amount that should have been reported for the period examined, then Santarus shall pay the entire amount of the fees and expenses for such verification. This right to audit shall extend throughout the Term and for [***] after expiration or termination of this Agreement.
     (b) Santarus shall have the right, upon [***] ([***]) business days’ prior written notice, to audit all applicable records of each other party for the purpose of determining such other party’s compliance with the obligations set forth in this Agreement. The audit will be conducted during normal business hours, at convenient times. Any such audit may be conducted no more than [***]. The fees and expenses of any such audit shall be borne by Santarus. This right to audit shall extend throughout the Term and for [***] after expiration or termination of this Agreement.
     (c) Whenever in this Agreement a party is required to report its costs, or is entitled to receive or obligated to make a payment based on its costs, such costs shall be determined in accordance with generally accepted accounting principles as applied in the United States (“GAAP”), consistent with the terms of this Agreement. The term “out-of-pocket” costs or expenses means cost or expenses paid to Third Parties and shall not include any fixed costs or expenses, personnel costs or expenses, overhead costs or expenses, or other costs or expenses of a similar nature.
     (d) Each of S2 and VeroScience shall prepare, at its sole cost and expense, unaudited financial statements (including an income statement, balance sheet and a statement of cash flow) in accordance with S2 and VeroScience’s standard accounting principles, as applicable, and GAAP, consistently applied, subject to normal year-end audit adjustments [***], on a quarterly and on an annual basis each calendar year during the Term. Such financial statements shall be provided to each of the other parties within [***] ([***]) days after each of the first three (3) calendar quarters of each calendar year and within [***] ([***]) days after the end of each calendar year.
     7.3 Payments
     Any payments required to be made under this Agreement shall be made in United States dollars via wire transfer of immediately available funds to such bank account as the other party shall designate in writing prior to the date of such payment. All payments shall bear interest from the date due until paid at a rate equal to the prime rate effective for the date that payment was due, as quoted by the Wall Street Journal, New York Edition, on the date such payment was due, plus [***] percent ([***]%), or, if less, the maximum rate permitted by applicable law.
     7.4 Expenses
     Except as otherwise agreed between the parties or set forth in this Agreement, each party will bear its own operating expenses associated with the Product and Commercialization

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and Promotion thereof, including all personnel, general and administrative and overhead costs. As between the parties, (a) Santarus will bear all Santarus Sales Force expenses and costs associated with its Promotion in the Territory and its Manufacturing for Commercialization in the Territory (provided that S2 and VeroScience will share in certain of these costs as a function of the Gross Margin split pursuant to Section 7.1(b)), and (b) VeroScience or S2 will bear all costs associated with Development of the Product, and with maintaining and continuing all Regulatory Approvals, in each case, in the Territory, including all Regulatory Amounts.
ARTICLE VIII
TERM AND TERMINATION
     8.1 Term
     The term of this Agreement shall commence on the Effective Date and shall continue, unless terminated sooner in accordance with this Article VIII, until Santarus ceases to market or sell the Product in the Territory (the “Term”).
     8.2 Early Termination
     (a) Santarus may terminate this Agreement on the first anniversary of the first sale for use, consumption or resale of the Product to a Third Party in a bona fide arm’s-length transaction in the Territory following the Promotion Commencement Date (“First Commercial Sale”) upon at least sixty (60) days’ prior written notice to S2 and VeroScience.
     (b) After the first anniversary of the First Commercial Sale, Santarus may terminate this Agreement for any reason upon one hundred twenty (120) days’ prior written notice to S2 and VeroScience.
     (c) Santarus may terminate this Agreement immediately upon written notice to S2 and VeroScience in the event of (i) any action taken or objection raised by any Governmental Authority that prevents Santarus from performing its obligations under this Agreement, all together or in any material part, or otherwise makes such activity unlawful, or (ii) approval by FDA of an Abbreviated New Drug Application, or ANDA, submitted by a Third Party, for which the Product is the reference product and such approval is for an “AB” rated equivalent to the Product (a “Generic Product”).
     (d) Santarus may terminate this Agreement immediately in the event of a large scale recall or withdrawal of the Product from the market in the Territory resulting from a significant safety risk inherent in the Product and not due to (i) tampering, (ii) a remediable manufacturing problem, or (iii) other defect that can be cured with respect to Product manufactured after such risk is discovered.
     8.3 Termination for Cause
     Either S2 or VeroScience, on the one hand, or Santarus, on the other hand, may terminate this Agreement, effective at any time after providing at least sixty (60) days written notice and an opportunity to cure during such sixty (60)-day period, in the event of a material failure of Santarus, on the one hand, or S2 or VeroScience, on the other hand, to comply with its material obligations contained in this Agreement. If such cure is effected within such sixty (60) day cure period, such notice with respect to such termination shall be null and void. Notwithstanding anything herein to the contrary, in the event that Santarus (a) gives notice of material breach of this Agreement by S2 pursuant to this Section 8.3, Santarus shall contemporaneously provide a copy of such notice to VeroScience, or (b) gives notice of material breach of this Agreement by VeroScience pursuant to this Section 8.3, Santarus shall contemporaneously provide a copy of such notice to S2. Santarus agrees that, in addition to the right of S2 and VeroScience to cure their own breach, S2 and VeroScience shall each have the right to cure any material breach by such other party. Additionally, either S2 or VeroScience may terminate this Agreement immediately if Santarus or any of its Affiliates directly or indirectly initiate or prosecute any lawsuit or any other civil or administrative proceeding, or the making of any claim or counterclaim, of any kind in any court, tribunal, agency or governmental entity anywhere in the world challenging the validity or enforceability of any VeroScience Patent. For the avoidance of doubt, the failure of S2 and VeroScience to comply with each of their obligations under Section 4.7, Section 7.4 and ARTICLE V of this Agreement shall be deemed a material breach of this Agreement.
     8.4 Termination for Bankruptcy or Force Majeure
     To the extent permitted by law, either S2 (on behalf of S2 and VeroScience) or Santarus (with respect to any event described in this Section 8.4 that is applicable to either S2 or VeroScience) may terminate this Agreement immediately upon notice to each other party, in the event of either of the following:
     (a) The entry of an order for relief under the United States Bankruptcy Code (or any corresponding remedy under successor laws) against another party; the filing of a petition by or against another party under any bankruptcy, insolvency or similar law (which petition is not dismissed within sixty (60) days after filing), except Chapter 11 of the United States Bankruptcy Code or any successor statute that permits a corporation to continue its operation while protecting it from creditors; the appointment of a receiver for another party’s business or property; or another party’s making of a general assignment for the benefit of its creditors; or
     (b) Any Force Majeure Event affecting another party beyond such other party’s control which lasts for a period of at least six (6) months and which is of sufficient intensity to interrupt or prevent the carrying out of such other party’s material obligations under this Agreement during such period.
     (c) Notwithstanding the occurrence of any of the events specified in subsection (a) of this Section 8.4, the parties acknowledge and agree that, to the extent Section 365(n) of the United States Bankruptcy Code applies to this Agreement, the non-insolvent party(ies) may elect to retain and exercise the rights granted to it hereunder with respect to the intellectual property owned or controlled by the insolvent party.

     For clarity, neither S2 nor VeroScience may terminate this Agreement pursuant to this Section 8.4 with respect to any event described in this Section 8.4 that is applicable to either VeroScience or S2.
     8.5 Effect of Termination
     (a) No additional payment obligations arising under Article VII hereof shall accrue after the date of expiration or termination of this Agreement except as set forth in Section 7.1(f), 7.2 and Section 8.5(c)(iv); provided, however, that expiration or termination of this Agreement shall not relieve any party of any obligations accruing prior to such expiration or termination. Certain provisions of this Agreement by their terms continue after the expiration or termination of this Agreement, including Sections 2.4(a), 5.5, 5.6, 5.8, 7.1(f), 7.2, 7.3, 7.4, this Section 8.5, 14.1, Articles XI, XII, XIII and XV and solely with respect to the reports required for the Final Agreement Quarter or the final Agreement Month, as the case may be, Sections 4.6(b) and 4.6(c). In addition, any other provisions required to interpret and enforce the parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.
     (b) Expiration or termination of this Agreement shall be without prejudice to (i) any remedies which any party may then or thereafter have hereunder or at law or in equity; and (ii) a party’s right to receive any payment accrued under the Agreement prior to the termination date but which became payable thereafter; and (iii) any party’s right to obtain performance of any obligations provided for in this Agreement which survive expiration or termination by their terms or by a fair interpretation of this Agreement. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity or otherwise.
     (c) Upon the expiration or termination of this Agreement pursuant to this Article VIII:
               (i) All rights and licenses granted to Santarus by S2 and VeroScience under this Agreement shall terminate.
               (ii) Each party shall promptly transfer and return to the applicable party all Proprietary Information of such party (provided that each party may keep one copy of such Proprietary Information for the sole purpose of enforcing its rights under this Agreement).
               (iii) S2 may, but is not obligated to, purchase from Santarus, at Santarus’ cost (as determined pursuant to this Agreement) all remaining Samples and Promotional Materials; provided, however, that S2 shall be obligated to purchase such Samples from Santarus at cost in the event that this Agreement is terminated by Santarus pursuant to Sections 8.2(c)(i) or 8.3.
               (iv) Santarus shall have the right to sell its existing inventory of trade Product for a period of six (6) months following the effective date of termination subject to the payment obligations of Article VII. S2 may, but is not obligated to, purchase from Santarus, at

Santarus’ cost, all remaining trade Product; provided, however, that S2 shall be obligated to purchase such trade Product from Santarus at cost in the event that this Agreement is terminated by Santarus pursuant to Sections 8.2(c)(i) or 8.3.
               (v) Santarus shall take reasonable actions to transfer to S2 the contents and maintenance of the Websites.
               (vi) Santarus shall reasonably cooperate with S2 to facilitate orderly transition of Manufacturing and Commercialization of the Product, including by assigning or otherwise transferring (to the extent permissible) to S2 Santarus’ rights and obligations under Third Party contracts exclusively related to such Manufacturing or Commercialization (including the Patheon Agreement and the Supplemental Patheon Agreements), as reasonably requested by S2. Subject to the terms and conditions of this Agreement, Santarus shall remain responsible for all liabilities and obligations accrued, other than for Product delivered to S2 following the Term in accordance herewith, under such Third Party agreements prior to the effective date of such expiration or termination.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES
     9.1 Representations and Warranties of S2
     S2 hereby represents and warrants to Santarus and VeroScience as of the date hereof as follows:
     (a) Organization. S2 (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Tennessee, and (ii) has all necessary corporate power and corporate authority to own its properties and to conduct its business, as currently conducted.
     (b) Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the corporate power of S2, have been duly authorized by all necessary corporate proceedings of S2, and this Agreement has been duly executed and delivered by S2.
     (c) No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not: (i) conflict with or result in a breach of any provision of S2’s organizational documents; (ii) result in a material breach of any material agreement to which S2 is party; (iii) result in a violation of any Order to which S2 is subject; (iv) require S2 to obtain any material approval or consent from any Governmental Authority or Third Party other than those consents and approvals which have been obtained on or prior to the date hereof; or (v) violate any Legal Requirement applicable to S2 in any material respect.
     (d) Enforceability. This Agreement constitutes the valid and binding obligation of S2, enforceable against S2 in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).
     (e) Broker. S2 has not employed any broker, finder, or agent with respect to this Agreement or the transactions contemplated hereby.
     (f) Intellectual Property. Cycloset as described in NDA No. 20,866 is covered by the patents listed in the FDA’s Orange Book as of the Effective Date (the “Listed Patents”) and, to S2’s knowledge, such Listed Patents are valid and enforceable, all maintenance fees have been paid for the Listed Patents, and neither the Manufacture nor Commercialization in the Territory in accordance with this Agreement will infringe any patents, trademarks or other intellectual property rights of any Third Party. S2 has the right, power and authority to grant the licenses granted by it hereunder. S2 (i) has not received any written claim or demand from any Third Party alleging that any infringement, violation or misappropriation of such Third Party’s intellectual property rights has occurred as a result of the manufacture, use, offer for sale, sale or importation of the Product in the Territory; (ii) is not aware of any actual, alleged or threatened infringement, violation or misappropriation by a Third Party of any S2 intellectual property rights covering the Product or its uses; and (iii) has not received any written claim or demand from any Third Party alleging invalidity or unenforceability of any patents or patent applications owned or licensed by S2 covering the Product or its uses. To S2’s knowledge, the VeroScience IP licensed under Section 2.1(a) constitutes all of the intellectual property rights that are necessary for Santarus to make, have made, use, have used, offer to sell, sell, have sold, import, have imported and to otherwise Manufacture and Commercialize Cycloset as described in NDA No. 20,866 under the Product Trademarks in the Field in the Territory.
     (g) Litigation. There is no litigation, arbitration proceeding, governmental investigation, action or claim of any kind, pending or, to S2’s knowledge, threatened, by or against S2 or its Affiliates, or, to S2’s knowledge, Patheon or its Affiliates relating to the Product or which would reasonably be expected to materially affect S2’s ability to perform its obligations hereunder.
     (h) Documentation. S2 has made available to Santarus copies of all material clinical data and reports, medical information, competitive information, marketing research, agreements and other documentation related to the Product in S2’s possession that have been requested by Santarus in the course of Santarus’ due diligence investigation of the Product.
     (i) Financial Statements. Prior to the Effective Date, S2 has delivered to Santarus its unaudited income statement, balance sheet, and statement of cash flows for the year ended December 31, 2009 and its unaudited income statement, balance sheet, and statement of cash flows at June 30, 2010 and for the six (6) months then ended (the “S2 Financials”). The S2 Financials are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistent with methods used in prior periods, and present fairly the financial condition and operating results of S2 as of the dates and for the periods indicated, subject to normal year-end audit adjustments and except that the S2 Financials may not contain all footnotes as would be required by generally accepted accounting principles.

Except as disclosed in the S2 Financials, S2 does not have any material liability, direct or contingent, and is not a guarantor or indemnitor of any indebtedness of any other person or entity. S2 maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.
     (j) Generic Drug Act. Pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a, as may be amended or supplemented (the “Generic Drug Act”),
               (i) none of S2 or its Affiliates, or any Person under its direction or control, is currently debarred by the FDA under the Generic Drug Act;
               (ii) none of S2 or its Affiliates, or any Person under its direction or control is currently using or will use in any capacity in connection with the Product any Person that is debarred by FDA under the Generic Drug Act; and
               (iii) there have been no convictions of S2 or its Affiliates, or any Person under its direction or control for any of the types of crimes set forth in the Generic Drug Act within the five (5) years prior to the Effective Date.
     (k) Legal Requirements. None of S2 or its Affiliates, or any Person under its direction or control is currently excluded from a federal or state health care program under Sections 1128 or 1156 of the Social Security Act, 42 U.S.C. §§ 1320a-7, 1320c-5 as may be amended or supplemented. None of S2 or its Affiliates, or any Person under its direction or control is otherwise currently excluded from contracting with the federal government. None of S2 or its Affiliates, or any Person under its direction or control is otherwise currently excluded, suspended, or debarred from any federal or state health care program. S2 shall promptly notify Santarus and VeroScience if, at any time during the Term, S2 or its Affiliates, or any Person under its direction or control is convicted of an offense that would subject it or Santarus or S2 to exclusion, suspension, or debarment from any federal or state health care program. The manufacture, use, offer for sale, sale and importation of the Product in the Territory has been in material compliance with all Legal Requirements.
     (l) NDA. To S2’s knowledge, the data regarding the efficacy and safety of the Product contained in the NDA and other regulatory filings submitted to the FDA in support of marketing approval of the Product are complete and accurate in all material respects.
     (m) Patheon Agreement. S2 has provided to Santarus true, complete and correct copies of the Patheon Agreement and those certain Capital Expenditure and Equipment Agreement, dated as of May 26, 2010, between S2 and Patheon, and Quality Agreement, dated as of May 26, 2010, between S2 and Patheon, each as amended from time to time (collectively, the “Supplemental Patheon Agreements”). The Patheon Agreement and the Supplemental Patheon Agreements are the only agreements existing as of the Effective Date by which S2 has contracted for supply of the Product in the Territory or otherwise established logistics for the distribution of the Product in the Territory. S2 is not in material breach of the Patheon Agreement or the Supplemental Patheon Agreements and has not submitted to Patheon any notice (written or oral) to the effect that Patheon is in breach of the Patheon Agreement or the Supplemental Patheon Agreements. S2 has not received from Patheon any notice (written or oral) to the effect that S2 is in breach of the Patheon Agreement or the Supplemental Patheon Agreements. Each of the Patheon Agreement and the Supplemental Patheon Agreements is legal, valid, binding, enforceable and in full force and effect (except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity).
     (n) Upstream Agreements. S2 has provided to Santarus true, complete and correct copies of each Upstream Agreement. Schedule 1.87 sets forth all written and oral arrangements or agreements pursuant to which S2 or, to S2’s knowledge, VeroScience, either acquired rights to the Product or is required to make payments to a Third Party in connection with the Product. S2 is not in breach of any Upstream Agreement and has not submitted to the counterparty to any such Upstream Agreement any notice (written or oral) to the effect that such counterparty is in breach of such Upstream Agreement. S2 has not received from the counterparty to any Upstream Agreement any notice (written or oral) to the effect that S2 is in breach of such Upstream Agreement. Each of the Upstream Agreements is legal, valid, binding, enforceable and in full force and effect (except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity).
     (o) Security Interests. Citizens Bank, a Tennessee corporation, and [***] are the only parties holding a security interest in the S2/Vero Agreement and this Agreement, and Citizens Bank is the only party that has filed, or has on record, a financing statement under the UCC (or similar statement or instrument of registration under the law of any relevant jurisdiction) covering the S2/Vero Agreement and this Agreement.
     (p) Other Arrangements. This Agreement, together with the schedules and exhibits hereto, contain all of the terms agreed to by S2 and Santarus regarding the subject matter hereof and there are no other agreements or arrangements between S2 and Santarus except as provided herein.
     9.2 Representations and Warranties of VeroScience
     VeroScience hereby represents and warrants to Santarus and S2 as of the date hereof as follows:
     (a) Organization. VeroScience (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, and (ii) has all necessary power and authority to own its properties and to conduct its business, as currently conducted.
     (b) Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the power of VeroScience, have been duly authorized by all necessary proceedings of VeroScience, and this Agreement has been duly executed and delivered by VeroScience.

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     (c) No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not: (i) conflict with or result in a breach of any provision of VeroScience’s organizational documents; (ii) result in a material breach of any material agreement relating to the Product to which VeroScience is party; (iii) result in a violation of any Order to which VeroScience is subject; (iv) require VeroScience to obtain any material approval or consent from any Governmental Authority or Third Party other than those consents and approvals which have been obtained on or prior to the date hereof; or (v) violate any Legal Requirement applicable to VeroScience in any material respect.
     (d) Enforceability. This Agreement constitutes the valid and binding obligation of VeroScience, enforceable against VeroScience in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).
     (e) Broker. VeroScience has not employed any broker, finder, or agent with respect to this Agreement or the transactions contemplated hereby.
     (f) Intellectual Property. Cycloset as described in NDA No. 20,866 is covered by the Listed Patents and to VeroScience’s knowledge, the Listed Patents are valid and enforceable. All maintenance fees have been paid for the Listed Patents. Except for U.S. Patent Number 5,679,685 with respect to which VeroScience holds joint ownership with a Third Party, VeroScience owns or Controls the entire right, title and interest in and to the Listed Patents to the extent related to Cycloset as described in NDA No. 20,866, subject to the S2/Vero Agreement and the Upstream Agreements. To VeroScience’s knowledge, neither the Manufacture or Commercialization in the Territory in accordance with this Agreement will infringe any patents, trademarks or other intellectual property rights of any Third Party. VeroScience has the right, power and authority to grant the licenses granted by it under the S2/Vero Agreement. VeroScience (i) has not received any written claim or demand from any Third Party alleging that any infringement, violation or misappropriation of such Third Party’s intellectual property rights has occurred as a result of the manufacture, use, offer for sale, sale or importation of the Product in the Territory; (ii) is not aware of any actual, alleged or threatened infringement, violation or misappropriation by a Third Party of any VeroScience intellectual property rights covering the Product or its uses; and (iii) has not received any written claim or demand from any Third Party alleging invalidity or unenforceability of any patents or patent applications owned or licensed by VeroScience covering the Product or its uses. To VeroScience’s knowledge, the VeroScience IP licensed under Section 2.1(a) constitutes all of the intellectual property rights that are necessary for Santarus to make, have made, use, have used, offer to sell, sell, have sold, import, have imported and to otherwise Manufacture and Commercialize Cycloset as described in NDA No. 20,866 under the Product Trademarks in the Field in the Territory.
     (g) Litigation. There is no litigation, arbitration proceeding, governmental investigation, action or claim of any kind, pending or, to the knowledge of VeroScience, threatened, by or against VeroScience or its Affiliates or Patheon or its Affiliates relating to the

Product or which would reasonably be expected to materially affect VeroScience’s or S2’s ability to perform its obligations hereunder.
     (h) Documentation. VeroScience has made available to Santarus copies of substantially all material clinical data and reports, medical information, competitive information, marketing research, agreements and other documentation related to the Product in VeroScience’s possession that have been requested by Santarus in the course of Santarus’ due diligence investigation of the Product.
     (i) Financial Statements. Prior to the Effective Date, VeroScience has delivered to Santarus its unaudited income statement, balance sheet, and statement of cash flows for the year ended December 31, 2009 and its unaudited income statement, balance sheet, and statement of cash flows at August 16, 2010 and for the calendar year to date period then ended (the “VeroScience Financials”). The VeroScience Financials are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistent with methods used in prior periods, and present fairly the financial condition and operating results of VeroScience as of the dates and for the periods indicated, subject to normal year-end audit adjustments and [***]. [***] VeroScience maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.
     (j) Generic Drug Act. Pursuant to the Generic Drug Act,
               (i) none of VeroScience or its Affiliates, or any Person under its direction or control is currently debarred by the FDA under the Generic Drug Act;
               (ii) none of VeroScience or its Affiliates, or any Person under its direction or control is currently using in any capacity in connection with the Product any Person that is debarred by FDA under the Generic Drug Act; and
               (iii) there have been no convictions of VeroScience or its Affiliates, or any Person under its direction or control for any of the types of crimes set forth in the Generic Drug Act within the five years prior to the Effective Date.
     (k) Legal Requirements. None of VeroScience or its Affiliates, or any Person under its direction or control is currently excluded from a federal or state health care program under Sections 1128 or 1156 of the Social Security Act, 42 U.S.C. §§ 1320a-7, 1320c-5 as may be amended or supplemented. None of VeroScience or its Affiliates, or any Person under its direction or control is otherwise currently excluded from contracting with the federal government. None of VeroScience or its Affiliates, or any Person under its direction or control is otherwise currently excluded, suspended, or debarred from any federal or state health care program. VeroScience shall promptly notify Santarus and S2 if, at any time during the Term, VeroScience or its Affiliates, or any Person under its direction or control is convicted of an offense that would subject it or Santarus or S2 to exclusion, suspension, or debarment from any federal or state health care program. To VeroScience’s knowledge, the manufacture, use, offer

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for sale, sale and importation of the Product in the Territory has been in material compliance with all Legal Requirements.
     (l) NDA Acquisition. VeroScience has not committed fraud in relation to the filing or acquisition of the NDA or used unfair methods of competition in connection with such filing or acquisition, including, in either case, in connection with any data supplied by VeroScience to the FDA. The parties acknowledge that a breach of this representation is a material failure of a material obligation and is not subject to cure. The data regarding the efficacy and safety of the Product contained in the NDA and other regulatory filings submitted to the FDA in support of marketing approval of the Product are complete and accurate in all material respects.
     (m) Upstream Agreements. VeroScience has provided to Santarus true, complete and correct copies of each Upstream Agreement to which VeroScience is a party. Schedule 1.87 sets forth all written and oral arrangements or agreements pursuant to which VeroScience or, to VeroScience’s knowledge, S2, either acquired rights to the Product or is required to make payments to a Third Party in connection with the Product. VeroScience is not in breach of any Upstream Agreement and has not submitted to the counterparty to any such Upstream Agreement any notice (written or oral) to the effect that such counterparty is in breach of such Upstream Agreement. VeroScience has not received from the counterparty to any Upstream Agreement any notice (written or oral) to the effect that VeroScience is in breach of such Upstream Agreement. Each of the Upstream Agreements is legal, valid, binding, enforceable and in full force and effect (except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity).
     (n) Other Arrangements. This Agreement, together with the schedules and exhibits hereto, contains all of the terms agreed to by VeroScience and Santarus regarding the subject matter hereof and there are no other agreements or arrangements between VeroScience and Santarus except as provided herein.
     9.3 Representations and Warranties of Santarus
     Santarus hereby represents and warrants to S2 and VeroScience as of the date hereof as follows:
     (a) Organization. Santarus (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and (ii) has all necessary corporate power and corporate authority to own its properties and to conduct its business, as currently conducted.
     (b) Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the corporate power of Santarus, have been duly authorized by all necessary corporate proceedings of Santarus, and this Agreement has been duly executed and delivered by Santarus.
     (c) No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not: (i) conflict with or result in a breach of any provision of Santarus’ organizational documents; (ii) result in a material breach of any material agreement to which Santarus is party; (iii) result in a violation of any Order to which Santarus is subject; (iv) require Santarus to obtain any material approval or consent from any Governmental Authority or Third Party other than those consents and approvals which have been obtained prior to the date hereof; or (v) violate any Legal Requirement applicable to Santarus in any material respect.
     (d) Enforceability. This Agreement constitutes the valid and binding obligation of Santarus, enforceable against Santarus in accordance with its terms, subject to bankruptcy reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).
     (e) Broker. Santarus has not employed any broker or finder with respect to this Agreement or the transactions contemplated hereby.
     (f) Santarus Trademarks. The use of the Santarus Trademarks to Promote and sell Product in the Territory in accordance with this Agreement will not infringe any trademarks or other intellectual property rights of any Third Party.
     (g) Litigation. There is no litigation, arbitration proceeding, governmental investigation, action or claim of any kind, pending or, to the knowledge of Santarus, threatened, by or against Santarus or any of its Affiliates relating to the Product or which would reasonably be expected to materially affect Santarus’ ability to perform its obligations hereunder.
     (h) Generic Drug Act. Pursuant to the Generic Drug Act,
          (i) none of Santarus or its Affiliates, or any Person under its direction or control is currently debarred by the FDA under the Generic Drug Act;
          (ii) none of Santarus or its Affiliates, or any Person under its direction or control is currently using in any capacity in connection with the Product any Person that is debarred by FDA under the Generic Drug Act; and
          (iii) there have been no convictions of Santarus or its Affiliates, or any Person under its direction or control for any of the types of crimes set forth in the Generic Drug Act within the five years prior to the Effective Date.
     (i) Legal Requirements. None of Santarus or its Affiliates, or any Person under its direction or control is currently excluded from a federal or state health care program under Sections 1128 or 1156 of the Social Security Act, 42 U.S.C. §§ 1320a-7, 1320c-5 as may be amended or supplemented. None of Santarus or its Affiliates, or any Person under its direction or control is otherwise currently excluded from contracting with the federal government. None of Santarus or its Affiliates, or any Person under its direction or control is otherwise currently excluded, suspended, or debarred from any federal or state health care program. Santarus shall promptly notify S2 and VeroScience if, at any time during the Term, Santarus or its Affiliates, or any Person under its direction or control is convicted of an offense that would subject it or S2 or

VeroScience to exclusion, suspension, or debarment from any federal or state health care program.
     (j) Other Arrangements. This Agreement, together with the schedules and exhibits hereto, contain all of the terms agreed to by Santarus, on the one hand, and either of S2 or VeroScience, on the other hand, regarding the subject matter hereof and there are no other agreements or arrangements between Santarus, on the one hand, and either of S2 or VeroScience, on the other hand, except as provided herein.
ARTICLE X
INTELLECTUAL PROPERTY MATTERS
     10.1 Intellectual Property Prosecution and Maintenance
     VeroScience shall prosecute and maintain the intellectual property in the Territory related to the Product and necessary to Manufacture and Commercialize in the Territory pursuant to this Agreement, including the VeroScience Patents, the Listed Patents and the Product Trademarks. VeroScience shall make available to Santarus (or its designated counsel) copies of patent application files and shall make available to Santarus (or its designated counsel) all office actions relating to any patent applications wherein at least one (1) claim is directed to the Product in those patent applications, and copies of material correspondence with the U.S. Patent and Trademark Office relating to such patent applications to the extent they relate to the Product or its use. Santarus shall have the right to comment upon the prosecution of such patent applications. VeroScience shall, in good faith, consider such comments of Santarus. In addition, VeroScience shall keep Santarus reasonably informed regarding material developments relating to the prosecution, maintenance or enforcement of VeroScience’s intellectual property rights related to the Product outside the Territory that could reasonably be expected to have a material impact on VeroScience’s intellectual property rights related to the Product in the Territory. For the avoidance of doubt, VeroScience and S2 shall remain responsible for all expenses relating to the preparation, filing, prosecution and maintenance of the intellectual property in the Territory related to the Product and necessary to Manufacture and Commercialize in the Territory pursuant to this Agreement, including the VeroScience Patents, the Listed Patents, the Product Trademarks and any copyrights associated with the Promotional Materials. In the event that VeroScience notifies Santarus that it no longer wishes to prosecute or maintain the intellectual property in the Territory related to the Product and necessary to Manufacture and Commercialize in the Territory pursuant to this Agreement, VeroScience shall promptly notify Santarus in writing sufficiently in advance to any relevant deadline so that Santarus may, at its discretion, assume the responsibility for the prosecution or maintenance of such intellectual property in its own name and at its sole expense. In the event that Santarus also decides not to continue the prosecution or maintenance of such intellectual property, Santarus shall promptly notify S2 in writing sufficiently in advance to any relevant deadline so that S2 may, at its discretion, assume the responsibility for the prosecution or maintenance of such intellectual property in its own name and at its sole expense.

     10.2 Third Party Competition
     In recognition of Santarus’ agreement to exclusively Commercialize in the Territory, in accordance with the terms and conditions of this Agreement, and subject to Section 2.1(b), S2 and VeroScience each agree that if S2, VeroScience or any Affiliate thereof grants to any Affiliate or Third Party a license, covenant not to sue, right of reference, right of supply, other intellectual property right or other settlement related to the manufacture, use, offer for sale, sale, importation, marketing or promotion of the Product in the Territory, including any authorized generic version of the Product covered by the NDA in the Territory, but excluding the licenses under the S2/Vero Agreement as of the Effective Date, this Agreement and any license granted in connection with the manufacture of the Product in the Territory for Development or for Commercialization outside the Territory, then S2 or VeroScience, as applicable, shall obtain Santarus’ consent in advance of the grant of any such license, covenant not to sue, right of reference, right of supply, other intellectual property right or other settlement, and as part of such consent the parties shall negotiate in good faith financial adjustments to this Agreement adequate to compensate Santarus for any lost market share attributable to sales of the Product in the Territory by or on behalf of such Third Party or Affiliate, taking into account the consideration received by S2, VeroScience or any Affiliate thereof for the grant of such rights or other settlement.
     10.3 Enforcement or Defense of Patent Rights
     (a) If any party shall learn that any Third Party violates the intellectual property rights owned or Controlled by any party in the Product and/or the Product Trademarks in the Territory, or that a Third Party has initiated an action (or any counterclaim or defense asserted in any other action) in the Territory alleging invalidity or unenforceability of any VeroScience Patents, then the party becoming so informed shall promptly, but in all events within [***] ([***]) days thereof, notify the other parties to this Agreement of such information. In the event VeroScience receives a notice under Paragraph IV of the U.S. Federal Drug Price Competition and Patent Term Restoration Act of 1984, as amended, also known as the Hatch-Waxman Act, with respect to the Product, VeroScience shall provide Santarus and S2 with written notice of such Paragraph IV notice within [***] ([***]) business days (each, a “Paragraph IV Notice”).
     (b) If warranted in the opinion of Santarus, after consultation with S2 and VeroScience, Santarus shall take such legal action (“Enforcement Action”) as is advisable in Santarus’ reasonable opinion to restrain infringement of such patent rights related to the Product or the Product Trademarks, or to defend any Third Party action alleging invalidity or unenforceability in the Territory. S2 shall cooperate fully with, and as reasonably requested by, Santarus in any Enforcement Action, and Santarus shall reimburse S2 for its out-of-pocket expenses incurred in providing such cooperation. S2 may be represented by counsel of its own selection at its own expense in any Enforcement Action. If (i) Santarus elects in writing not to bring an Enforcement Action with respect to the Product in the Territory, (ii) within [***] ([***]) days following a written request by S2 or VeroScience to do so Santarus fails to bring an Enforcement Action (provided that in the case of a Paragraph IV Notice, Santarus shall confirm in writing its election to bring such Enforcement Action no later than [***] ([***]) days following receipt of the Paragraph IV Notice), or (iii) S2 otherwise fails to bring an Enforcement

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Action or take other reasonable action to protect the patent rights related to the Product or the Product Trademarks in the Territory from such infringement, then, VeroScience shall have the first right, at its sole discretion, to institute an Enforcement Action in its own name using counsel of its choice, at its own expense, and with the right to control the course of such Enforcement Action (and Santarus and S2 shall provide all reasonable assistance, other than financial, to VeroScience for such Enforcement Action, at VeroScience’s expense, including joining such Enforcement Action if necessary to maintain the Enforcement Action, and Santarus and S2 shall have the right to join and participate in the Enforcement Action whether or not such joinder is requested by VeroScience). If VeroScience elects in writing not to exercise such right, or within [***] ([***]) days following a written request by S2 to do so VeroScience fails to bring or defend an Enforcement Action, then, in compliance with the in-license agreement with respect to applicable Product patent rights licensed from a Third Party, if any, S2 shall have the right, at its sole discretion, to institute an Enforcement Action in its own name using counsel of its choice, at its own expense, and with the right to control the course of such Enforcement Action (and VeroScience and Santarus shall provide all reasonable assistance, other than financial, to S2 for such Enforcement Action, at S2’s expense, including joining such Enforcement Action if necessary to maintain the Enforcement Action, and VeroScience and Santarus shall have the right to join and participate in the Enforcement Action whether or not such joinder is requested by S2); provided, however, that S2 shall obtain VeroScience’s and Santarus’ consent (not to be unreasonably withheld) in advance of the grant of any license, covenant not to sue, right of reference, right of supply, other intellectual property right or other settlement in any Enforcement Action. In each Enforcement Action, each party shall have the right to fund a portion of the Enforcement Action. Any recovery received as a result of any Enforcement Action shall be used first to reimburse the parties for their out-of-pocket costs and expenses (including attorneys’ and professional fees) incurred in connection with such Enforcement Action (and not previously reimbursed). If such recovery is insufficient to cover all such costs and expenses of each party, it shall be shared in proportion to the total of such costs and expenses incurred by each party. Any amounts remaining thereafter, to the extent relating to the Product in the Territory or an Included Additional Product in the Territory, shall be shared by the parties [***]. For clarity, S2 and VeroScience shall be responsible to make any payments required to Third Party Rights Holders out of their share; provided, that neither S2 nor VeroScience shall be obligated to pay Third Party Rights Holders more than the amounts such parties receive in connection with such Enforcement Action.
     10.4 Infringement Claims
     (a) If any party shall learn of a claim or assertion that the manufacture, use or sale of the Product in the Territory infringes or otherwise violates the intellectual property rights of any Third Party, then the party becoming so informed shall promptly, but in all events within [***] ([***]) days thereof, notify the other parties to this Agreement of the claim or assertion.
     (b) If warranted in the opinion of Santarus, after consultation with S2 and VeroScience, Santarus shall take such legal action as is advisable in Santarus’ reasonable opinion to defend such infringement claims in the Territory. S2 shall cooperate fully with, and as reasonably requested by, Santarus in any such defense, and Santarus shall reimburse S2 for its

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out-of-pocket expenses incurred in providing such cooperation. S2 may be represented by counsel of its own selection at its own expense in any Enforcement Action. If (i) Santarus elects in writing not to defend any infringement claim with respect to the Product in the Territory, (ii) within [***] ([***]) days following a written request by S2 or VeroScience to do so Santarus fails to defend such a claim, or (iii) Santarus otherwise fails to defend an infringement claim or take other reasonable action to protect the parties’ rights related to the Product, or to abate such infringement, then, VeroScience shall have the first right, at its sole discretion, to defend such infringement claim in its own name using counsel of its choice, at its own expense, and with the right to control the course of such defense (and Santarus and S2 shall provide all reasonable assistance, other than financial, to VeroScience for such defense, at VeroScience’s expense, and Santarus and S2 shall have the right to join and participate in the defense of such infringement claim whether or not such joinder is requested by VeroScience). If VeroScience elects in writing not to exercise such right, or within [***] ([***]) days following a written request by S2 to do so VeroScience fails to defend an infringement claim, then, in compliance with the in-license agreement with respect to applicable Product patent rights licensed from a Third Party, if any, S2 shall have the right, at its sole discretion, to defend an infringement claim in its own name using counsel of its choice, at its own expense, and with the right to control the course of such defense (and VeroScience and Santarus shall provide all reasonable assistance, other than financial, to S2 for such defense, at S2’s expense, and VeroScience and Santarus shall have the right to join and participate in the defense of such infringement claim whether or not such joinder is requested by S2); provided, however, that S2 shall obtain VeroScience’s and Santarus’ consent (not to be unreasonably withheld) in advance of the grant of any license, covenant not to sue, right of reference, right of supply, other intellectual property right or other settlement in any such infringement claim defense. In each infringement claim defense, each party shall have the right to fund a portion of the defense. Any recovery received as a result of any defense shall be used first to reimburse the parties for their out-of-pocket costs and expenses (including attorneys’ and professional fees) incurred in connection with such defense (and not previously reimbursed). If such recovery is insufficient to cover all such costs and expenses of each party, it shall be shared in proportion to the total of such costs and expenses incurred by each party. Any amounts remaining thereafter, to the extent relating to the Product in the Territory or an Included Additional Product in the Territory, shall be shared by the parties [***]. For clarity, S2 and VeroScience shall be responsible to make any payments required to Third Party Rights Holders out of their share; provided, that neither S2 nor VeroScience shall be obligated to pay Third Party Rights Holders more than the amounts such parties receive in connection with such Enforcement Action.
ARTICLE XI
INDEMNIFICATION; LIMITS ON LIABILITY
     11.1 Indemnification
     (a) Each party will defend, at its own expense, indemnify and hold harmless each other party and its Affiliates, and their respective directors, officers, employees, agents and other representatives, from and against any and all damages, liabilities, losses, costs, and expenses, including reasonable attorneys’ fees, arising out of any Third Party claim, suit or proceeding

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brought against such other party or its Affiliates, and their respective directors, officers, employees, agents and other representatives, to the extent such claim, suit, or proceeding is based upon a claim arising out of or relating to (i) any breach or violation of, or failure to perform, any covenant or agreement made by such indemnifying party in this Agreement, unless waived in writing by the indemnified party; (ii) any breach of the representations or warranties made by such indemnifying party in this Agreement; or (iii) the negligence or willful misconduct of the indemnifying party, except (under any of (i) or (ii)) to the extent arising out of the breach, violation, failure, negligence or willful misconduct of the indemnified party.
     (b) In addition, each of S2 and VeroScience, severally, but not jointly, will defend, at their own expense, indemnify and hold harmless Santarus and its Affiliates, and their respective directors, officers, employees, agents and other representatives, from and against any and all damages, liabilities, losses, costs, and expenses, including reasonable attorneys’ fees, arising out of any Third Party claim, suit or proceeding brought against Santarus or its Affiliates, or their respective directors, officers, employees, agents and other representatives, to the extent such claim, suit, or proceeding is based upon a claim arising out of or relating to (u) Development, (v) any claim by (i) [***]; (w) Commercialization by S2, VeroScience or any Third Party prior to the Promotion Commencement Date or thereafter pursuant to Section 2.1(b); (x) any agreement related to the VeroScience Patents to which S2 or VeroScience are party, including the Upstream Agreements; or (y) any claim made by any Person that the Manufacture, Commercialization or other use or sale of the Product, as it exists on the Effective Date, in the Territory infringes or misappropriates the patent, trademark, or other intellectual property rights of such Person; or (z) any Product liability claim made by any person with respect to the Product (other than such claims which are described in Section 11.1). The indemnified party agrees that it shall promptly notify the indemnifying party in writing of any such claim or action and give the indemnifying party full information and assistance in connection therewith. The indemnifying party shall have the sole right to control the defense and the sole right to settle or compromise any such claim or action, except that the prior written consent of the indemnified party shall be required in connection with any settlement or compromise which could (i) place any obligation on or require any action of such indemnified party; (ii) admit or imply any liability or wrongdoing of such indemnified party; or (iii) adversely affect the goodwill or public image of such indemnified party. Notwithstanding the foregoing, the indemnified party may participate therein through counsel of its choice, but the cost of such counsel shall be borne solely by the indemnified party. The provisions of this Section 11.1 shall survive termination of this Agreement for the applicable statute of limitations (except as to claims as to which a party has notified the others in writing prior to the expiration of the applicable statute of limitations, in which event, the indemnifying party’s obligations under this Section 11.1 shall survive with respect to any such claim until its resolution pursuant to the terms of this Article XI). In the event that S2 or VeroScience, as the case may be, possesses insufficient funds to indemnify Santarus pursuant to this Section 11.1(b) for any Third Party claim, suit or proceeding that has been finally determined or settled through arbitration or by a court of competent jurisdiction, Santarus shall have the right to offset all damages, liabilities, losses, costs, and expenses, including reasonable attorneys’ fees, arising out of any such Third Party claim, suit or proceeding against the Product Royalty otherwise payable hereunder.

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     (c) In addition, Santarus will defend, at its own expense, indemnify and hold harmless S2 and VeroScience, and their Affiliates, and their respective directors, officers, employees, agents and other representatives, from and against any and all damages, liabilities, losses, costs, and expenses, including reasonable attorneys’ fees, arising out of any Third Party claim, suit or proceeding brought against S2 or VeroScience, or their Affiliates, or their respective directors, officers, employees, agents and other representatives, to the extent such claim, suit, or proceeding is based upon a claim arising out of or relating to the Manufacturing or Commercialization of the Product by Santarus or its Affiliates or Third Party contractors in the Territory following the Effective Date (other than to the extent arising out of claims subject to S2 or VeroScience indemnification under Sections 11.1(a) or 11.1(b)). The indemnified party agrees that it shall promptly notify Santarus in writing of any such claim or action and give Santarus full information and assistance in connection therewith. Santarus shall have the sole right to control the defense and the sole right to settle or compromise any such claim or action, except that the prior written consent of the indemnified party shall be required in connection with any settlement or compromise which could (i) place any obligation on or require any action of such indemnified party; (ii) admit or imply any liability or wrongdoing of such indemnified party; or (iii) adversely affect the goodwill or public image of such indemnified party. Notwithstanding the foregoing, the indemnified party may participate therein through counsel of its choice, but the cost of such counsel shall be borne solely by the indemnified party. The provisions of this Section 11.1 shall survive termination of this Agreement for the applicable statute of limitations (except as to claims as to which a party has notified the others in writing prior to the expiration of the applicable statute of limitations, in which event, Santarus’s obligations under this Section 11.1 shall survive with respect to any such claim until its resolution pursuant to the terms of this Article XI).
     11.2 Consequential Damages
     EXCEPT AS SET FORTH HEREIN, NO PARTY (WHICH FOR THE PURPOSES OF THIS SECTION 11.2 SHALL INCLUDE THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS) SHALL HAVE ANY LIABILITY TO ANY OTHER PARTY FOR ANY PUNITIVE DAMAGES, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOST PROFITS), RELATING TO OR ARISING FROM THIS AGREEMENT, EVEN IF SUCH DAMAGES MAY HAVE BEEN FORESEEABLE; PROVIDED THAT SUCH LIMITATION SHALL NOT APPLY IN THE CASE OF A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.1 WITH RESPECT TO SUCH DAMAGES CLAIMED BY A THIRD PARTY, IN THE CASE OF FRAUD OR WILLFUL MISCONDUCT OR A BREACH OF THE PROVISIONS OF ARTICLE XII OR SECTION 2.4.
ARTICLE XII
CONFIDENTIALITY AND PUBLICITY
     12.1 Proprietary Information

     Pursuant to this Agreement, a party receiving Proprietary Information, directly or indirectly, will treat such Proprietary Information as confidential, will use such Proprietary Information only for the purposes of this Agreement and will not disclose, and will take all reasonable precautions to prevent the disclosure of, such Proprietary Information to (a) any of its officers, directors, managers, equity holders, investors, potential investors, employees, agents, representatives, Affiliates, sublicensors, subcontractors or consultants, except those who reasonably need to know such Proprietary Information and who are bound by a like obligation of confidentiality or (b) to any other Third Parties.
     12.2 Disclosures Required by Law
     In the event a party receiving Proprietary Information is required under applicable Legal Requirements to disclose such Proprietary Information of the disclosing party to any Governmental Authority to obtain any Regulatory Approval for the Product, is required to disclose Proprietary Information in connection with bona fide legal process (including in connection with any bona fide dispute hereunder) or is required to disclose Proprietary Information under the rules of the securities exchange upon which its securities are traded, the recipient party may do so only if it limits disclosure to that purpose after giving the disclosing party prompt written notice of any instance of such a requirement in reasonable time for the disclosing party to attempt to object to or to limit such disclosure. In the event of disclosures required under applicable Legal Requirements, the recipient party shall cooperate with the disclosing party as reasonably requested thereby.
     12.3 Publicity
     The parties have agreed upon the form and content of a press release to be issued by the parties promptly following the execution of this Agreement. Once such press release or any other written statement is approved for disclosure by each party, a party may make subsequent public disclosure of the contents of such statement without the further approval of any other party. Any other publicity, news release, public comment or other public announcement, whether to the press, or otherwise, relating to this Agreement, shall first be reviewed and approved by each party, except no such approval shall be required for such publicity, news release, public comment or other public announcement which, in accordance with the advice of legal counsel to the party making such disclosure, is required by law or for appropriate market disclosure; provided, however, that each party shall be entitled to refer publicly to the relationship of the parties reflected in this Agreement (i.e., VeroScience as the owner and developer of the Product, Santarus as the owner of exclusive marketing and manufacturing rights to the Product in the Territory) in a manner that is consistent with a press release issued by mutual agreement of the parties. For clarity, any party making any announcement which is required by law will, unless prohibited by law, give the other parties an opportunity to review the form and content of such announcement and comment before it is made. Without limiting anything else contained herein to the contrary, the parties shall work together to coordinate filings with governmental agencies as to the contents and existence of this Agreement as the parties shall reasonably deem necessary or appropriate, including the United States Securities and Exchange Commission, and each party shall provide each other party an opportunity to comment on any proposed filings, including redactions thereto. The provisions of this Article XII shall survive termination of this Agreement and shall remain in effect until a date [***] ([***]) years after the Term.
     12.4 Publications
     Santarus, on the one hand, and VeroScience and S2, on the other hand, will reasonably coordinate during the Term with regard to any proposed publications relating directly to the Product or any Included Additional Product. VeroScience and its Affiliates shall have the right to make disclosures pertaining to the Product and any Included Additional Product, subject to the prior review and comment by Santarus and S2 as follows: VeroScience shall provide a copy of any such proposed abstract, manuscript, or presentation, to the extent relating directly to the Product or an Included Additional Product, to Santarus and S2 no less than [***] ([***]) calendar days prior to VeroScience’s intended submission for publication. Santarus and S2 shall respond in writing promptly and in no event later than [***] ([***]) calendar days after receipt of the proposed material, with one or both of the following: (a) comments on the proposed material, or (b) an identification of Santarus’ or S2’s Proprietary Information, as applicable, that is contained in the material reviewed. With respect to any Proprietary Information of Santarus or S2, such Proprietary Information shall be deleted from the proposed publication at the request of Santarus or S2, as applicable. In the case of conference abstracts and other rapid scientific communications, the parties will use reasonable efforts to complete the review process in [***] ([***]) business days or less. To the extent that Santarus has a proposed publication, Santarus shall provide S2 and VeroScience with the timely opportunity to review and comment on such proposed publication, subject to the process as set forth above but applicable to Santarus instead of VeroScience. Santarus’s right to publish under this Section 12.4 shall be limited to information directly related to the Product, and shall at all times be subject to VeroScience’s first right to publish any such information and to the confidentiality obligations hereof.
     12.5 Relationship to Confidentiality Agreements
     This Agreement supersedes the Confidentiality Agreements between the parties, provided that all confidential information disclosed or received by the parties thereunder shall be deemed “Proprietary Information” hereunder and shall be subject to the terms and conditions of this Agreement.
ARTICLE XIII
NOTICES
     13.1 Notices
     All notices required or permitted hereunder shall be given in writing and sent by confirmed facsimile transmission during normal business hours, or mailed postage prepaid by certified or registered mail (return receipt requested), or sent by a nationally recognized express courier service, or hand-delivered at the following address:
If to S2:

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S2 Therapeutics, Inc.
302 Rosedale Lane
Bristol, TN 37620
Attention: Charles P. Sutphin, CEO
Fax No.: 276-928-1220
With a copy to (which shall not constitute notice hereunder):
Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, MD 21202
Attention: Asher M. Rubin
Facsimile: 410-659 2701
If to VeroScience:
VeroScience, LLC
1334 Main Road
Tiverton, RI 02878
Attention: Anthony Cincotta, Ph.D.
Fax No.: 401-624-7630
With a copy to (which shall not constitute notice hereunder):
Wiggin and Dana LLP
One Century Tower
New Haven, CT 06508-1832
Attention: Merton G. Gollaher
Facsimile: 203-782-2889
If to Santarus:
Santarus, Inc.
3721 Valley Centre Drive
Suite 400
San Diego, California 92130
Attn: Legal Affairs Department
Facsimile: (858) 314-5702
With a copy to (which shall not constitute notice hereunder):
Latham & Watkins LLP

12636 High Bluff Drive, Suite 400
San Diego, California 92130
Attention: Faye H. Russell
Fax No: (858) 523-5450
All notices shall be deemed made upon receipt by the addressee as evidenced by the applicable written receipt or on the following business day, with respect to a confirmed facsimile not sent during normal business hours.
ARTICLE XIV
INSURANCE
     14.1 Insurance
     (a) During the Term and for a period of [***] ([***]) years after any expiration or termination of this Agreement, (i) Santarus shall maintain (A) a commercial general liability insurance policy or policies with minimum limits of $11,000,000 per occurrence and $12,000,000 in the aggregate on an annual basis and (B) a product liability insurance policy or policies with minimum limits of $15,000,000 per occurrence and $15,000,000 in the aggregate on an annual basis; and (ii) each of S2 and VeroScience shall maintain (A) a commercial general liability insurance policy or policies with minimum limits of $8,000,000 per occurrence and $8,000,000 in the aggregate on an annual basis and (B) a product liability insurance policy or policies with minimum limits of $8,000,000 per occurrence and $8,000,000 in the aggregate on an annual basis; provided, however, that upon S2’s exercise of the S2 Co-Promotion Right, S2 shall maintain (A) a commercial general liability insurance policy or policies with minimum limits of $11,000,000 per occurrence and $12,000,000 in the aggregate on an annual basis and (B) a product liability insurance policy or policies with minimum limits of $15,000,000 per occurrence and $15,000,000 in the aggregate on an annual basis.
     (b) Each party shall name each of the other parties as an “additional insured” on all commercial and product liability policies relating to the insurance described in Section 14.1(a). Upon request, each party shall provide certificates of insurance to the others evidencing the coverage specified herein. No party’s liability to the others is in any way limited to the extent of its insurance coverage.
ARTICLE XV
MISCELLANEOUS
     15.1 Headings
     The titles, headings or captions and paragraphs in this Agreement are for convenience only and do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions and therefore shall not be considered in the interpretation, construction or application of this Agreement.

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     15.2 Severability
     In the event that any of the provisions or a portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable by a Governmental Authority, such provision or portion of provision will be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal, or unenforceable, and the validity, legality, and enforceability of the enforceable portion of any such provision and the remaining provisions will not be adversely affected thereby.
     15.3 Entire Agreement
     This Agreement, together with the schedules and exhibits hereto, all of which are incorporated by reference, contains all of the terms agreed to by the parties regarding the subject matter hereof and supersedes any prior agreements, understandings, or arrangements between them, whether oral or in writing. No party shall enter into any agreement that modifies the terms of this Agreement without the prior written consent of each of the other parties, including any amendment to or waiver under the S2/Vero Agreement (except as permitted under Section 6.6).
     15.4 Amendments
     This Agreement may not be amended, modified, altered, or supplemented except by means of a written agreement or other instrument executed by each of the parties hereto. No course of conduct or dealing between the parties will act as a modification or waiver of any provisions of this Agreement.
     15.5 Counterparts
     This Agreement may be executed in any number of counterparts (including by facsimile or electronic signature), each of which will be deemed an original as against the party whose signature appears thereon, but all of which taken together will constitute but one and the same instrument.
     15.6 Waiver
     The failure of any party to enforce or to exercise, at any time or for any period of time, any term of or any right arising pursuant to this Agreement does not constitute, and will not be construed as, a waiver of such term or right, and will in no way affect that party’s right later to enforce or exercise such term or right.
     15.7 Force Majeure
     (a) In the event of any failure or delay in the performance by a party of any provision of this Agreement due to acts beyond the reasonable control of such party (such as, for example, fire, explosion, strike or other difficulty with workmen, shortage of transportation equipment, accident, act of God, declared or undeclared wars, acts of terrorism, or compliance with or other action taken to carry out the intent or purpose of any law or regulation, but not any failure of such party to perform under a Third Party agreement) (a “Force Majeure Event”), then such party shall have such additional time to perform as shall be reasonably necessary under the circumstances. In the event of such failure or delay, the affected party will use its diligent efforts, consistent with sound business judgment and to the extent permitted by law, to correct such failure or delay as expeditiously as possible. In the event that a party is unable to perform by a reason described in this Section 15.7, its obligation to perform under the affected provision of this Agreement shall be suspended during such time of nonperformance.
     (b) No party shall be liable hereunder to another party nor shall be in breach for failure to perform its obligations caused by a Force Majeure Event. In the case of any such event, the affected party shall promptly, but in no event later than [***] ([***]) days of its occurrence, notify the other parties stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. Furthermore, the affected party shall keep the other parties reasonably informed of the efforts to resume performance. After [***] ([***]) days of such inability to perform, the parties agree to meet and in good faith discuss how to proceed. In the event that the affected party is prevented from performing its obligations pursuant to this Section 15.7 for a period of [***] ([***]) months, the other parties shall have the right to terminate this Agreement pursuant to the provisions of Section 8.4(b).
     (c) Under no circumstances shall a Supply Failure be considered a Force Majeure Event unless and only to the extent such Supply Failure is attributable to a Force Majeure Event.
     15.8 Successors and Assigns
     Subject to Section 15.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns permitted under this Agreement.
     15.9 Assignment
     This Agreement and the rights granted herein shall not be assignable (or otherwise transferred) by any party hereto without the prior written consent of the other parties. Any attempted assignment without consent shall be void. Notwithstanding the foregoing, a party may transfer, assign or delegate its rights and obligations under this Agreement without consent to (a) an Affiliate reasonably capable of performing such party’s obligations under this Agreement or (b) a successor to all or substantially all of its business or assets of the assigning party to which this Agreement relates, whether by sale, merger, consolidation, acquisition, transfer, operation of law or otherwise or (c) in the case of Santarus, to one or more Persons providing financing to such party pursuant to the terms of a security agreement relating to such financing. Notwithstanding anything contained herein to the contrary, each of VeroScience and Santarus shall have the right to engage Third Party subcontractors (including academic collaborators) to perform services in connection with the performance by such party of its obligations hereunder, without the consent of S2 or the other party, and may assign or sublicense to such Third Parties such rights hereunder as are reasonably necessary for the performance of such services by such Third Parties; provided, with respect to each such subcontract, that (a) the contracting party shall

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ensure that each of its subcontractors accepts and complies with all applicable terms and conditions of this Agreement, (b) the contracting party shall remain responsible for the performance of its subcontractors hereunder, and (c) any such subcontract shall (i) be subject and subordinate to the terms and conditions of this Agreement, (ii) contain terms and conditions which are consistent with the terms and conditions of this Agreement, and (iii) not in any way diminish, reduce or eliminate any of the contracting party’s obligations under this Agreement.
     15.10 Construction
     The parties acknowledge and agree that: (a) each party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; and (b) the terms and provisions of this Agreement will be construed fairly as to each party hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation or drafting of this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Exhibit,” “Schedule,” or “clause” refer to the specified Article, Section, Exhibit, Schedule, or clause of this Agreement; (v) “or” is disjunctive but not necessarily exclusive; and (vi) the term “including” or “includes” means “including without limitation” or “includes without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.
     15.11 Governing Law
     This Agreement will be construed under and in accordance with, and governed in all respects by, the laws of the State of New York, without regard to its conflicts of law principles.
     15.12 Decision-Making; Dispute Resolution
     The parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term that relate to a party’s rights or obligations hereunder, including a dispute arising out of or relating to the interpretation of any provisions of this Agreement or the failure of a party to perform or comply with any obligation of such party pursuant to this Agreement or the breach, termination or validity hereof (a “Dispute”). Unless otherwise set forth in this Agreement, in the event of a Dispute arising under this Agreement among the parties, any party may refer such Dispute to the Executive Officers for a decision. The Executive Officers shall diligently and in good faith attempt to resolve the referred Dispute expeditiously and, in any event, within [***] ([***]) days of receiving such written notification. In the event that the Executive Officers are unable to reach a unanimous decision regarding any referred Dispute within the [***] ([***])-day period, then such Dispute shall be finally settled by binding arbitration, such arbitration to be conducted in accordance with the provisions set forth in Schedule 15.12. Each party shall participate in any such arbitration proceeding unless otherwise agreed by each Executive Officer. Except as otherwise set forth in this Agreement, the procedures specified in Schedule 15.12shall be the sole and exclusive procedures for the

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resolution of disputes between the parties arising out of or relating to this Agreement; provided, that a party, without prejudice to such procedures, may seek injunctive relief or other provisional judicial relief if in its sole judgment such action is necessary to avoid irreparable damage. Despite such action, the parties will continue to participate in good faith in the procedures specified in Schedule 15.12. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any such Dispute.
     15.13 Equitable Relief
     Each party acknowledges that a breach by it of the provisions of this Agreement may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other party(ies) irreparable injury and damage. By reason thereof, each party agrees that the other parties are entitled to seek, in addition to any other remedies they may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement by another party; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach. Each party agrees that the existence of any claim, demand, or cause of action of it against another party predicated upon this Agreement will not constitute a defense to the enforcement by another party, or its successors or assigns, of the covenants contained in this Agreement.
     15.14 Relationship Between Parties
     The parties hereto are acting and performing as independent contractors, and nothing in this Agreement creates the relationship of partnership, joint venture, sales agency, or principal and agent. No party is the agent of another party hereunder, and no party may hold itself out as such to any other Person. Except as specifically provided herein, all financial obligations associated with each party’s business will be the sole responsibility of such party.
[Signature page follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in triplicate on the day and year first above written.

S2 THERAPEUTICS, INC.
/s/ Charles P. Sutphin
By: Charles P. Sutphin
Its: President and Chief Executive Officer

VEROSCIENCE, LLC
/s/ Anthony H. Cincotta, Ph.D.
By: Anthony H. Cincotta, Ph.D.
Its: President and Chief Science Officer

SANTARUS, INC.
/s/ Gerald T. Proehl
By: Gerald T. Proehl
Its: President and Chief Executive Officer

SCHEDULES

Schedule 1.17	Upstream Payment Obligations

Schedule 1.56	Product Trademarks

Schedule 1.75	Santarus Trademarks

Schedule 1.87	Upstream Agreements

Schedule 1.92	VeroScience Patents

Schedule 2.4(b)	Permitted Bromocriptine Activities

Schedule 2.5(a)	Post-Approval Commitments

Schedule 2.8	Outstanding Supply Commitments to be Assumed by Santarus

Schedule 3.1(b)	Initial JSC Members

Schedule 4.5	Annual Plan Activities

Schedule 4.8	Trademark Use Guidelines

Schedule 7.1(b)	Royalty Allocations

Schedule 15.12	Arbitration Provisions

Schedule 1.17
Upstream Payment Obligations
The following is a summary of payment obligations under each of the Upstream Agreements (other than the S2/Vero Agreement), as of the Effective Date. Reference should be made to the Upstream Agreements, and any amendments thereto subsequent to the Effective Date, for complete terms.
I.	The following royalties are payable to [***] quarterly:

•	[***]% of all revenue actually received by [***] and its Affiliates from [***].

•	[***]% of all revenue actually received by [***] and its Affiliates from [***].

•	[***]% of all revenue actually received by [***] and its Affiliates from [***].

•	[***]% of all revenue actually received by [***] and its Affiliates from [***].

•	[***]% of all revenues directly or indirectly received by [***] and its Affiliates from [***].

II.	The following amounts are payable to [***]:

•	One time payment of $[***].[1]

•	One time payment of $[***]. Payments are only due for [***].

•	Royalties payable quarterly equal to the “Applicable Percentage” of net sales of Licensed Pharmaceutical Products, as follows:

Time Period	Applicable Percentage
[***]	[***]	%

[***]	[***]	%

[***]	[***]	%

[***]	[***]	%

[1]	[***].

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•	Royalties may be adjusted as follows:
o	If [***], the Applicable Percentage will be [***].

o	If [***], the Applicable Percentage will be [***].

o	If [***], the Applicable Percentage will be [***].

o	[***].
•	For [***].

•	For [***].

•	If [***].

•	[***]:[2]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
•	Sublicense payments as follows:
o	[***]:
▪	[***].

▪	[***].
o	[***]:
▪	[***].

[2]	See footnote 1 above.

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▪	[***].
•	Grants as follows:[3]
o	[***]:
▪	[***]

▪	[***]

▪	[***]

▪	[***].
o	[***]

o	[***].

III.	The following royalties are payable to [***] quarterly:
•	[***]:

Time Period	Applicable Percentage
[***]	[***]	%

[***]	[***]	%

[***]	[***]	%

[***]	[***]	%

[***][4]	[***]	%

[3]	See footnote 1 above.

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[4]	The agreement does not address the period from [***] through [***].

•	[***].

•	[***].

•	[***].

•	[***].

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.56
Product Trademarks

Serial/Registration
Mark	Numbers
CYCLOSET	Reg. No. 3,016,368
CYCLOSET	Ser. No. 85078890
VEROSCIENCE	Reg. No. 3,401,231
VEROSCIENCE	Ser. No. 77702063

Schedule 1.75

Santarus Trademarks

Serial/Registration
Mark	Numbers
SANTARUS	Reg. No. 2,711,984
SANTARUS logo	Reg. No. 2,896,926
Triangle logo	Reg. No. 2,899,097

Schedule 1.87
Upstream Agreements jacko
Novated License and Royalty Agreement, dated as of May 1, 1995, initially executed by The Board of Supervisors of Louisiana State University and Agricultural and Mechanical College, Ergo Science Incorporated, Ergo Research Corporation, and Ergo Science Holdings, Incorporated, and assigned to PLIVA d.d. by the Assignment of Novated License Agreement, dated as of November 24, 2003, among The Board of Supervisors of Louisiana State University and Agricultural and Mechanical College, PLIVA d.d., Ergo Research (Nevada) Corp. (successor by merger to Ergo Research Corporation), Ergo Science Corporation (formerly known as Ergo Science Holdings, Incorporated) and Ergo Science Development Corporation (formerly known as Ergo Science Incorporated), and further assigned to VeroScience, LLC by Asset Purchase Agreement, dated as of February 15, 2006, by and between PLIVA ISTRAŽIVANJE I RAZVOJ d.o.o. and VeroScience, LLC, and as amended effective as of November 24, 2003 and September 1, 2006 (the “LSU License”).
Agreement dated November 24, 2003, by and among PLIVA d.d., Ergo Science Corporation, Ergo Texas Holdings, Incorporated and Ergo Research (Nevada) Corp.
Royalty Agreement dated as of May 16, 2006 by and between PLIVA ISTRAŽIVANJE I RAZVOJ d.o.o. and VeroScience, LLC.

Schedule 1.92
VeroScience Patents
The following patents relate to the Product as it exists on the Effective Date:
U.S. Patent Nos.:
5,468,755
5,679,685
5,716,957
5,756,513
5,866,584

Schedule 2.4(b)
Permitted Bromocriptine Activities
Presentation and discussion of VeroScience research and development activities, including those related to the Product, at trade shows, medical meetings, scientific meetings, invited presentations and other forums and publications in accordance with Section 12.4.

Schedule 2.5(a)
Post-Approval Commitments
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[See attached study synopses]

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 2.8
Outstanding Supply Commitments to be Assumed by Santarus
Patheon Invoice No.: 18007362, dated 7/28/2010, for $134,116.96 with respect to Lot Nos. 3080786, 3080746 and 3080893.

Schedule 3.1(b)
Initial JSC Members

Santarus:	David Ballard Tom Joyce

S2:	Charles P. Sutphin

VeroScience:	Anthony Cincotta

Schedule 4.5
Annual Plan Activities
The Annual Plan shall include summary information relating to the following activities:
     1) Sales deployment
     2) Market overview
     3) Product positioning, messaging, strategy & tactics
     4) Medical Education plan
     5) Sales Training plans
     6) Pricing and contracting strategies
     7) Managed Care plan
     8) Product forecast

Schedule 4.8
Trademark Use Guidelines
Santarus agrees to comply with Legal Requirements pertaining to the proper use and designation of the Product Trademarks. Additionally, Santarus shall, to the extent Santarus uses Product Trademarks in connection with Commercialization in the Territory, comply with the following trademark use guidelines:
i.	use the Product Trademarks upon or in relation to the Product only in such manner that the distinctiveness, reputation, and validity of the Product Trademarks shall not be impaired. Without prejudice to the generality of the foregoing, Santarus shall ensure in particular that each Product Trademark is accompanied by words accurately describing the nature of the goods or services to which it relates;

ii.	display the proper form of trademark and service mark notice associated with the Product Trademarks in accordance with any reasonable instructions received in advance from VeroScience;

iii.	include, on any item which bears a Product Trademark, a statement identifying VeroScience as the owner of such Product Trademark and where possible indicating that Santarus is an authorized user of such Product Trademark;

iv.	not conduct, without the written consent of VeroScience, any part of its business, except for Manufacturing and Commercialization activities under this Agreement, under a business name or trading style that incorporates any of the Product Trademarks or which in the reasonable opinion of VeroScience might impair the validity, reputation or distinctiveness of any of the Product Trademarks; and

v.	neither use nor display any of the Product Trademarks in such relation to any other mark or marks owned by any Third Party or Santarus as to suggest that the multiple marks constitute a single or composite trademark, service mark, or are under the same proprietorship.

Schedule 7.1(b)
Royalty Allocation
Santarus shall pay the Product Royalty and Royalty True-Up, if any (collectively, the “Allocable Royalties”) to the control account held in the name of S2 and VeroScience pursuant to the S2/Vero Amendment No. 3 (the “Control Account”) at Wells Fargo Bank in Wilmington, Delaware, or such other Third Party bank designated by S2 and VeroScience and reasonably acceptable to Santarus (the “Deposit Bank”), such Control Account to be established within thirty (30) days after the Effective Date.
At any time that Allocable Royalties are payable under the Agreement, such Allocable Royalties shall be allocated and paid by Deposit Bank in accordance with the terms and priorities set forth in this Schedule 7.1(b) as of the time such Allocable Royalties first become payable; provided, that the terms of items 1, 2 and 4 below shall not be amended without each of S2’s, VeroScience’s and Santarus’ prior written consent; for clarity, the allocation between items 3 and 5 may be amended with the prior written consent of only S2 and VeroScience:

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     Capitalized terms used but not otherwise defined in this Schedule 7.1(b) shall have the meanings ascribed to such terms in the Agreement to which this schedule is attached.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 15.12
Arbitration Provisions
     Arbitration of any dispute under this Agreement shall be conducted in accordance with the rules and procedures of JAMS as supplemented by the provisions set forth in this Schedule.
     1. To begin an arbitration proceeding, a party must provide written notice to the other parties of the claims to be resolved by arbitration. Within fourteen (14) days after its receipt of such notice, the other parties may, by written notice to the other parties, add additional claims or counterclaims to be resolved within the same arbitration proceeding. Each party shall participate in any arbitration proceedings hereunder unless otherwise agreed by the Executive Officers of each party; provided, that any non-participating party shall have the right to observe such arbitration proceedings and receive copies of all materials delivered to another party in connection therewith.
     2. Within twenty-one (21) days following the initiation of the arbitration proceeding, the parties shall select a mutually acceptable independent, impartial and conflicts-free neutral to preside in the resolution of any disputes in the arbitration. If the parties are unable to agree on a mutually acceptable neutral within such period, each party will select one independent, impartial and conflicts-free neutral and, if there are only two (2) parties to the Dispute, the neutrals selected by the parties will select a third independent, impartial and conflicts-free neutral within ten (10) days thereafter. If the arbitrators selected by the parties cannot reach agreement as to the third neutral within ten (10) days after they are selected, they shall request that the third neutral be selected by the administrator in charge of the Washington, D.C. office of JAMS. No person serving as a mediator with respect to any matter under this Agreement may serve as neutral. None of the neutrals selected may be current or former employees, officers or directors of any party, its subsidiaries or affiliates. Each of the neutrals selected shall be experienced in pharmaceutical licensing transactions.
     3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral(s) shall hold a hearing to resolve each of the claims and counterclaims identified by the parties. The arbitration proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral(s) shall designate a location other than the principal place of business of any party or any of their subsidiaries or affiliates.
     4. At least seven (7) days prior to the hearing, each party shall submit the following to the other parties and the neutral(s):
          (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral(s);
          (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

          (c) a proposed ruling on each claim or counterclaim to be resolved, together with a request for a specific damage award or other remedy for each claim or counterclaim. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per claim or counterclaim.
          (d) a brief in support of such party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of claims and counterclaims raised in the arbitration proceeding.
          Except as expressly set forth in subparagraphs 4(a) — 4(d) or as the neutral(s) shall otherwise direct on their own or after the request of a party and consideration of any opposition by the other parties, no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents. Notwithstanding the foregoing, each party shall be entitled to discovery to the extent information or documents are in the possession or control of the other parties or any of their affiliates and the neutral(s) determine that such discovery is reasonably necessary to establish the claims of such party or defend the claims against it and the party requesting discovery has no other means reasonably available to obtain such information or documents.
     5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:
          (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral(s) shall determine whether each side has had the five (5) hours to which it is entitled.
          (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.
          (c) The party initiating the arbitration shall begin the hearing and, if it chooses to make an opening statement, shall address not only claims it raised but also any claims or counterclaims raised by the responding party(ies). The responding party(ies), if it chooses to make an opening statement, also shall address all claims and counterclaims raised in the arbitration. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.
          (d) Settlement negotiations, including any statements made therein, shall not be admissible or provided to the neutral(s) under any circumstances. As to all other matters, the neutral(s) shall have sole discretion regarding the admissibility of any evidence.
     6. Within seven (7) days following completion of the hearing, each party may submit to the other and the neutral(s) a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of claims and counterclaims raised in the proceeding.
     7. The neutral(s) shall rule on each claim or counterclaim within fourteen (14) days following completion of the hearing or, if submitted, the date of submission of post-hearing briefs. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each claim or counterclaim but may adopt one party’s proposed rulings and remedies on some claims or counterclaims and another party’s proposed rulings and remedies on other claims or counterclaims. The neutral(s) shall not issue any written opinion or otherwise explain the basis of the ruling.
     8. To the extent the neutral(s) adopt a proposed ruling to award monetary damages to a party in respect of any claim or counterclaim, it shall not specify the amount in its initial ruling. The parties shall submit their proposed monetary amounts within seven (7) days after such initial ruling, and the neutral(s) shall then issue a final ruling within seven (7) days thereafter adopting the proposed monetary amount of one of the parties.
     9. The neutral(s) shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:
          (a) If the neutral(s) rule(s) in favor of one party on all claims in the arbitration, the losing party(ies) shall pay 100% of such fees and expenses.
          (b) If the neutral(s) rule(s) in favor of one party on some claims and the other party(ies) on other claims, the neutral(s) shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between or among the parties. The neutral(s) shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitration, with the party(ies) prevailing on more claims, or on claims of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.
     10. Within twenty (20) days after receipt of the award, a party, with notice to the others, may request the neutral(s) to correct in an award any errors in computation, any clerical or typographical errors, or any errors of a similar nature. Within thirty (30) days after the delivery of an award to the parties or of a request by a party for a correction, the neutral(s) may make corrections on their own initiative and corrections requested by any party. All such corrections shall be in writing. After expiration of the thirty (30) day period, the rulings of the neutral(s) and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.
     11. If any party seeks judicial enforcement of this Agreement to resolve disputes in the manner stipulated hereunder or to enforce any ruling of the neutral(s), the party(ies) prevailing in such judicial proceeding shall be entitled to recover all costs and expenses

(including reasonable attorney fees) reasonably incurred by it in connection with pursuing such judicial proceedings.
     12. Except as required by law, the existence of the Dispute, any settlement negotiations, the arbitration hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Proprietary Information. The neutral(s) shall have the authority to impose sanctions for unauthorized disclosure of Proprietary Information.
     Notwithstanding anything herein to the contrary, it is the goal of the parties that all disputes be resolved as expeditiously and economically as possible, with the minimum possible interruption in the business activities of the parties and minimum possible damage to the parties’ continuing relationship, and that the neutral(s) issue a final ruling as promptly as possible, given the relative complexity of the issues at hand. In furtherance of the foregoing, the neutral(s) may adjust the time frames hereunder for hearings, submissions of briefs and rulings; provided, however, that in all cases a final ruling of the neutral(s) will be made within ninety (90) days of selection of the neutral(s).